UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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EMC Insurance Group Inc.
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NOTICE OF THE 2015 ANNUAL MEETING
OF STOCKHOLDERS

April 2, 2015

To the stockholders of EMC Insurance Group Inc.:

Notice is hereby given that the 2015 Annual Meeting of Stockholders of EMC Insurance Group Inc., an Iowa corporation, will be held on Wednesday, May 13, 2015 at 1:30 p.m. Central Daylight Time at the offices of Employers Mutual Casualty Company, 700 Walnut Street, Des Moines, Iowa, to:

1)	Elect five persons to the Board of Directors;
2)	Approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed in the proxy statement;
3)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and
4)	Transact such other business as may properly come before the meeting or any adjournment thereof.
Each share of the Company’s common stock will be entitled to one vote upon all matters described above.  Stockholders of record at the close of business on March 16, 2015 are entitled to notice of and to vote at the meeting.  The stock transfer books of the Company will not be closed.
On or about April 2, 2015, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet.  By furnishing the Notice Regarding the Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

By order of the Board of Directors,

/s/ Richard W. Hoffmann

Richard W. Hoffmann
Vice President, General Counsel and Secretary

i

ii

EMC INSURANCE GROUP INC.
717 Mulberry Street
Des Moines, Iowa  50309

PROXY STATEMENT
2015 Annual Meeting of Stockholders
May 13, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 13, 2015:

This Proxy Statement and the 2014 Annual Report to Stockholders are available at www.EMCIns.com/ir/annual_reports.aspx.

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc., an Iowa corporation (the “Company”), of proxies from the holders of the Company’s $1.00 par value common stock (the “Common Stock”) for use at the 2015 Annual Meeting of Stockholders to be held on May 13, 2015, and at any adjournment thereof (the “Annual Meeting”).
Under rules adopted by the Securities and Exchange Commission ("SEC"), the Company has chosen to provide its stockholders with the choice of accessing the Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail.  In connection with this process, a Notice Regarding the Availability of Proxy Materials (the “Notice”) is being mailed to the Company’s stockholders who have not previously requested electronic access to its proxy materials or paper proxy materials.  The Notice contains instructions on how you may access and review the Company’s proxy materials on the Internet and how you may vote your shares over the Internet.  The Notice will also tell you how to request the Company’s proxy materials in printed form or by email, at no charge.  The Notice contains a 16-digit control number that you will need to vote your shares.  Please keep the Notice for your reference through the meeting date.
The Company anticipates that the Notice will be mailed to stockholders beginning on or about April 2, 2015.

VOTING INFORMATION

Record Date
You may vote all shares that you owned as of March 16, 2015, which is the record date for the Annual Meeting.  On March 16, 2015, the Company had 13,694,039 shares of Common Stock outstanding at the close of business.  Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Vote
The Notice that most of the Company’s stockholders will receive will have information about Internet voting, but is not permitted to include a telephonic voting number because that would enable a stockholder to vote without accessing the proxy materials online.  The telephonic voting number will be on the website where the proxy materials can be found.  Additional information about voting by telephone follows.
Your Vote is Important.  We encourage you to vote promptly.  Internet and telephone voting is available through 11:59 p.m. Eastern Daylight Time on Tuesday, May 12, 2015.  You may vote in one of the following ways:

By Telephone.  You have the option to vote your shares by telephone.  In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 16-digit control number provided on your Notice.  You will be provided with a telephone number for voting at that site.  Alternatively, if you request paper copies of the proxy materials, your proxy card or voting instruction form will have a toll-free telephone number that you may use to vote your shares.  When you vote by telephone, you will be required to enter your 16-digit control number, so please have it available when you call.  You may vote by telephone 24 hours a day.  The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.
By the Internet.  You can also vote your shares over the Internet.  The Notice indicates the website you may access for Internet voting using the 16-digit control number included in the notice.  You may vote over the Internet 24 hours a day.  As with telephone voting, you will be able to confirm that the system has properly recorded your votes.  If you hold your shares in street name, please follow the Internet voting instructions in the Notice you receive from your bank, broker, trustee or other record holder.
By Mail.  If you elect to receive your proxy materials by mail and you are a holder of record, you can vote by marking, dating and signing your proxy card, and then returning it by mail in the postage-paid envelope provided to you.  If you elect to receive your proxy materials by mail and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee or holder of record.
At the Meeting.  The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person.  If you hold your shares in street name, you must obtain a legal proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.
All shares that have been properly voted and not revoked will be voted as you have directed at the Annual Meeting.  If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.  Unless otherwise indicated on the proxy, shares will be voted by the persons named in the proxy as follows:

(1)	for the election of the five director nominees;

(2)	for the non-binding advisory approval of the compensation of the Company’s named executive officers as described under “Executive Compensation”;

(3)	for ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4)	in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the Annual Meeting.
The Company’s stockholders do not have cumulative voting rights.

Revocation of Proxies
You can revoke your proxy at any time before your shares are voted if you:  (1) submit a written revocation to the Company’s corporate secretary at the Annual Meeting; (2) submit a timely later-dated proxy or voting instruction form if you hold shares in street name; (3) provide timely subsequent telephone or Internet voting instructions; or (4) vote in person at the Annual Meeting.

Cost of Proxy Solicitation
The Company has borne all costs of soliciting proxies.  In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company (“Employers Mutual”), and their subsidiaries, the costs of which, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

Quorum
Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for a determination of whether or not a quorum is present.  The Company will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the Annual Meeting, either in person or by proxy.  Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Additional Information
Directors are elected by a majority of votes cast.  In an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election (i.e., authority is withheld) as compared to the number of votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote.  In such an event, the Board’s Corporate Governance and Nominating Committee shall promptly consider the resignation offer and make a recommendation to a committee of independent directors of the Board whether to accept the tendered resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying cause of the withheld votes.  The committee of independent directors will act on the recommendation within 90 days following certification of the stockholder vote and disclose its decision and an explanation of how the decision was reached in a Current Report on Form 8-K filed with the SEC.  Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors (Proposal No. 1).  The outcomes of the votes on the proposals (i) to approve the compensation of the Company’s named executive officers (Proposal No. 2) and (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year (Proposal No. 3) each require the favorable vote of a majority of the votes cast on those matters; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals, and broker non-votes will have no effect on the outcome of these proposals.  Proposal No. 2 (approval of the compensation of the Company’s named executive officers as described under “Executive Compensation”, beginning on page 11 of this Proxy Statement) is advisory in nature and will not be binding on the Company or the Board of Directors.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
At the May 13, 2015 Annual Meeting, the stockholders will elect a board of five directors to serve for one-year terms extending until the 2016 Annual Meeting and until their respective successors are duly elected and qualified.  In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Stephen A. Crane, Jonathan R. Fletcher, Robert L. Howe, Bruce G. Kelley and Gretchen H. Tegeler for election as directors.  Proxies which are received in response to this solicitation will, unless contrary instructions are given therein (and except for broker non-votes, as described above), be voted in favor of these five nominees.  The Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting.  Should that occur, however, proxies will be voted in favor of such other person who is recommended by the Corporate Governance and Nominating Committee and designated by the Board of Directors.
The biographical profiles on the following pages contain certain information with respect to the Board of Directors’ nominees for election as directors.

STEPHEN A. CRANE

Committee Memberships:	Position: Chairman of the Board
● Audit
● Compensation	Director Since: 2009
● Corporate Governance and Nominating (Chair)
● Executive	Age: 69

Noteworthy Experience:
● Alpha Star Insurance Group Limited, a vertically integrated insurance holding company
○ Chief Executive Officer (1999-2004)
● Gryphon Holdings, Inc., a specialty insurance holding company
○ Chief Executive Officer (1993-1998)
● G.L. Hodson & Son, a United States reinsurance intermediary
○ Chief Executive Officer (1989-1993)

Other Directorships:
● First Security Benefit Life Insurance and Annuity Company of New York

Experience and Qualifications of Particular Relevance to Company:
● Senior executive management experience
● Extensive insurance industry experience
● Specialized knowledge in corporate finance, corporate governance and strategic planning

JONATHAN R. FLETCHER

Committee Memberships:	Position: Director
● Compensation (Chair)
● Corporate Governance and Nominating	Director Since: 2010
● Inter-Company
Age: 41

Noteworthy Experience:
● BTC Capital Management, a registered investment advisory firm
○ Managing Director and Portfolio Manager (2006-present)
● Bankers Trust Company, a financial institution providing banking services
○ Trust Officer (2003-2006)
● Massachusetts Republican Party
○ Executive Director (2001-2003)

Other Directorships:
● Ruan Transportation Management Systems
● BTC Financial

Experience and Qualifications of Particular Relevance to Company:
● Expertise in the field of investments
● Knowledge of governmental relations and politics

ROBERT L. HOWE

Committee Memberships:	Position: Director
● Audit (Audit Committee Financial Expert)
● Compensation	Director Since: 2007
● Corporate Governance and Nominating
● Inter-Company (Chair)	Age: 72

Noteworthy Experience:
● State of Iowa Insurance Division
○ Deputy Commissioner and Chief Examiner (1985-2002)

Other Directorships:
● American Equity Investment Life Holding Company (lead independent director)
● American Equity Investment Life Insurance Company of New York

Experience and Qualifications of Particular Relevance to Company:
● Extensive experience and specialized knowledge in areas of insurance regulation and finance
● Ability to act as an "audit committee financial expert" as defined by SEC rules and regulations

BRUCE G. KELLEY

Committee Membership:	Position: President, Chief
● Executive (Chair)	Executive Officer, Treasurer and Director
Director Since: 1991

Age: 61

Noteworthy Experience:
● EMC Insurance Group Inc.
○ President and Chief Executive Officer (1992-present)
○ Treasurer (1991-1996, 2014-present)
○ President and Chief Operating Officer (1991-1992)
○ Executive Vice President (1989-1991)
● Employers Mutual Casualty Company
○ President and Chief Executive Officer (1992-present)
○ Treasurer (1996-2000, 2014-present)
○ Executive Vice President (1989-1991)
○ Director (1984-present)

Other Directorships: None

Experience and Qualifications of Particular Relevance to Company:
● Considerable knowledge of the Company
● Extensive knowledge of the insurance industry
● Substantial legal expertise

GRETCHEN H. TEGELER

Committee Memberships:	Position: Director
● Audit (Chair)
● Executive	Director Since: 2007
● Inter-Company
Age: 59

Noteworthy Experience:
● Taxpayers Association of Central Iowa, a non-profit organization dedicated to informed public policy and taxpayer advocacy
○ Executive Director (2011-present)
● American Cancer Society
○ Midwest Division Vice President (2002-2008)
● McLeod USA, a telecommunications company
○ Director of Business Development and Government Relations (1999-2002)
● State of Iowa
○ Chief of Staff to Governor Terry E. Branstad (1998-1999)
○ Director of the Iowa Department of Management (1990-1998)

Other Directorships: None

Experience and Qualifications of Particular Relevance to Company:
● Extensive management experience
● Financial and operational oversight experience
● Specialized knowledge and experience in strategic planning and public policy

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

CORPORATE GOVERNANCE
Board Leadership Structure
For more than ten years, the Company has maintained a policy of separating the roles of Chairman of the Board and Chief Executive Officer.  With the roles of Chairman of the Board and Chief Executive Officer being separate, the Company does not have a lead Independent Director.  Stephen A. Crane currently serves as Chairman of the Board of the Company, having been first elected to that position by the Company's Board at a meeting held March 4, 2013, and effective May 23, 2013.  The Chairman of the Board is “independent” under the standards established by the corporate governance rules of the NASDAQ OMX Stock Market (the "NASDAQ") and the rules and regulations of the SEC.  These standards are discussed more fully below.  Mr. Kelley, the Company’s Chief Executive Officer, also serves as President and Chief Executive Officer of Employers Mutual, which presently owns approximately 57.3% of the outstanding Common Stock of the Company.  Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock for the foreseeable future, thus giving it the right to determine whether or not all of the proposals presented at each Annual Meeting are approved, and enabling it to control the election of the Company’s Board of Directors.  By maintaining a board on which Mr. Kelley is the only member not “independent” under such standards, and on which Mr. Kelley does not serve as Chairman of the Board, the opportunity for the expression of a wider variety of viewpoints and the exercise of objective, independent judgment exists and, it is felt, the interests of all of the Company’s stockholders are best served.

The Board of Directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company.  In addition, the Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  As a result, the Board of Directors has concluded that having an independent Chairman enhances the effectiveness of the Board as a whole and is an appropriate leadership structure for the Company.

Independence of Directors
The Board of Directors annually assesses the independence of each director nominee.  The NASDAQ prescribes independence standards for companies listed there, including the Company.  These standards require a majority of the Board of Directors to be independent.  They also require every member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee to be independent.  Pursuant to the applicable NASDAQ rule, “Independent Director” means a person other than an Executive Officer (as defined by applicable rule) or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The applicable NASDAQ standards identify various facts and relationships which preclude an individual from being considered to be “independent”.
The Board of Directors, using NASDAQ’s standards for determining the independence of its members, and based upon (i) information furnished by all directors regarding their material relationships with the Company and its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and/or its affiliates) and (ii) research conducted by management, has determined that Board Chairman Crane and Board members Fletcher, Howe and Tegeler are independent directors.

Information about the Board of Directors and its Committees
During the year ended December 31, 2014, the Board of Directors of the Company held four regular meetings.  In 2014, each member of the Board of Directors attended 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time he or she served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served at the time.  All of the members of the 2014 Board of Directors attended the Company’s 2014 Annual Meeting, and the Company expects at least a majority of the members of the current Board of Directors to attend the 2015 Annual Meeting.
The Board of Directors of the Company has an Executive Committee and four standing committees:  the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Inter-Company Committee.  Each member of each of the four standing committees is independent.

[The remainder of this page has been intentionally left blank.]

The following table identifies the members of each committee during the past year:

Board Committee Membership

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee	Inter-Company Committee

Bruce G. Kelley				Chair

Stephen A. Crane	X	X	Chair	X

Jonathan R. Fletcher		Chair	X		X

Robert L. Howe	X	X	X		Chair

Gretchen R. Tegeler	Chair			X	X

The committee profiles on the following pages contain certain information with respect to the actions of each committee.

AUDIT COMMITTEE

Committee Membership:	Meetings in 2014: 10
● Gretchen H. Tegeler, Chair
● Robert L. Howe, Audit Committee Financial Expert	Member Attendance at
● Stephen A. Crane	Committee Meetings: 100%

Purpose & Duties:  The Audit Committee assists the Board of Directors in its general oversight of the Company's financial reporting, internal control over financial reporting and audit functions. Further explanation of the duties of the Audit Committee can be found in the Audit Committee Charter.

Committee Charter: The Audit Committee Charter is available on the Company's website at www.EMCIns.com/ir/Corporate_Governance.aspx.

Additional Information: The Audit Committee Report can be found beginning on page 45 of this Proxy Statement.

COMPENSATION COMMITTEE

Committee Membership:	Meetings in 2014: 2
● Jonathan R. Fletcher, Chair
● Stephen A. Crane	Member Attendance at
● Robert L. Howe	Committee Meetings: 100%

Purpose & Duties:  The Compensation Committee assists the Board of Directors in discharging the Board's responsibilities relating to compensation of the Company's chief executive officer and senior executive officers. Further explanation of the duties of the Compensation Committee can be found in the Compensation Committee Charter.

Committee Charter: The Compensation Committee Charter is available on the Company's website at www.EMCIns.com/ir/Corporate_Governance.aspx.

Additional Information: The Compensation Committee Report can be found beginning on page 42 of this Proxy Statement.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Committee Membership:	Meetings in 2014: 2
● Stephen A. Crane, Chair
● Jonathan R. Fletcher	Member Attendance at
● Robert L. Howe	Committee Meetings: 100%

Purpose & Duties:  The Corporate Governance and Nominating Committee aids the Board in establishing appropriate corporate governance policies, and ensures that the Board is appropriately constituted to meet its fiduciary obligations to stockholders. It assists the Board in assessing its membership needs, identifies individuals qualified to become members of the Board and makes recommendations to the Board regarding (1) potential director candidates; (ii) the structure, operations and membership of each committee; and (iii) the adequacy of the Charters of each committee, among other duties. The Committee is also responsible for the establishment and oversight of an evaluation program for the Board and its committees.

Committee Charter:  The Restated Corporate Governance and Nominating Committee Charter sets out criteria for the nomination of a director and the process for consideration of director candidates recommended by stockholders. The Charter is available on the Company's website at www.EMCIns.com/ir/Corporate_Governance.aspx.

Additional Information:  The Corporate Governance and Nominating Committee takes a multi-faceted approach to the identification and selection of nominees for the Board of Directors. The Committee seeks to identify individuals who, in addition to having a reputation for integrity, honesty and adherence to high ethical standards, also have demonstrated business knowledge, experience and ability to exercise sound judgment in matters related to current and long-term objectives of the Company, and a willingness and ability to contribute positively to the decision-making process of the Company.

EXECUTIVE COMMITTEE

Committee Membership:	Meetings in 2014: 0
● Bruce G. Kelley, Chair
● Stephen A. Crane	Member Attendance at
● Gretchen H. Tegeler	Committee Meetings: N/A

Purpose & Duties:  The Executive Committee possesses the authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions, which, under Iowa law and the Company's By-Laws, require action by the Board of Directors; these proscribed actions include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, filling officer vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Articles of Incorporation, or amending the Company's By-Laws.

Committee Charter: N/A

Additional Information: N/A

INTER-COMPANY COMMITTEE

Committee Membership:	Meetings in 2014: 2
● Robert L. Howe, Chair
● Jonathan R. Fletcher	Member Attendance at
● Gretchen H. Tegeler	Committee Meetings: 100%

Purpose & Duties:  The Company and Employers Mutual have each established an Inter-Company Committee. Any new material agreement or transaction between Employers Mutual, and any of its direct or indirect wholly-owned subsidiaries or its affiliate, and the Company, and any of its direct or indirect wholly-owned subsidiaries, as well as any proposed material change to an existing agreement between such entities, must receive the approval of both Inter-Company Committees. This approval is granted only if the members of the Company’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed material change to an existing agreement, is fair and reasonable to the Company and its stockholders, and the members of Employers Mutual’s Inter-Company Committee unanimously conclude that the new agreement or transaction, or proposed change to an existing agreement, is fair and reasonable to Employers Mutual and its policyholders. Further explanation of the duties of the Inter-Company Committee can be found in the Joint Charter of the Inter-Company Committees.

Committee Charter: The Joint Charter of the two Inter-Company Committees is available on the Company's website at www.EMCIns.com/ir/Corporate_Governance.aspx.

Additional Information:  None of the three members of the Company’s Inter-Company Committee may be members of Employers Mutual’s Board of Directors, and each is required to be independent. Similarly, Employers Mutual’s Inter-Company Committee consists of three directors of Employers Mutual who are not members of the Company’s Board of Directors. The two Inter-Company Committees may meet separately or jointly, but separate votes are always required.

The Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and to bring to the attention of the Board of Directors the risks which management has determined to be most material to the Company.  The Board of Directors, in turn, has the responsibility to oversee the processes established by management to identify, quantify, prioritize, report, monitor and manage such risks to the Company.
Employers Mutual’s Board of Directors has established an Enterprise Risk Management Committee (the “ERM Committee”) to oversee and provide guidance with respect to the risk management concerns of the family of corporations collectively doing business as EMC Insurance Companies, including the Company and its subsidiaries.  That committee meets at least quarterly, and the minutes of each ERM Committee meeting are provided to each member of the Company’s Board of Directors for review.  Employers Mutual has employees dedicated to enterprise risk management, and has established an internal ERM Oversight Committee, which currently consists of all members of Employers Mutual’s Policy Committee (as defined on page 11 of this Proxy Statement) plus two additional Employers Mutual officers.  The ERM Oversight Committee, meets at least quarterly to discuss numerous identified enterprise risks and appropriate mitigation strategies, and summaries of those discussions are provided to the ERM Committee.  The vice president most directly involved in those activities meets with and presents a report to the Company’s Board of Directors bi-annually regarding risk management.  That officer is also available for questions and discussion at all other Board of Directors meetings.  Through such reports and question and answer sessions, the Board is kept apprised of, and has the opportunity to provide input concerning, the risk management activities of the Company and its subsidiaries.
Pursuant to its Charter, the Audit Committee is also charged with discussing with management the Company’s major policies with respect to risk assessment and risk management.  The Corporate Governance and Nominating Committee considers risks related to the appropriate composition of the Company’s Board of Directors and its committees.  Because the Company has no employees of its own, the Compensation Committee works with three committees of Employers Mutual’s Board of Directors (the Corporate

Governance and Nominating Committee, the Senior Executive Compensation Committee and the Employee Benefits Committee) to consider risks related to succession planning, the attraction and retention of talented personnel, and the design of compensation programs and arrangements.  Those latter two committees of Employers Mutual’s Board of Directors also review compensation and benefit plans affecting all employees of Employers Mutual, including the Company’s executive officers.
The Company’s Board of Directors, through its Compensation Committee in consultation with the Compensation Committee’s independent compensation consultant, has determined that Employers Mutual’s compensation policies and practices and its benefit plans do not create risks that are reasonably likely to have a material adverse effect on the Company.  The analysis undertaken to reach that determination is more fully described in the Compensation Committee Report beginning on page 42 of this Proxy Statement.

Board Diversity
The Restated Corporate Governance and Nominating Committee Charter states that, among the criteria for nomination as a director of the Company, the value of diversity on the Board of Directors should be considered.  In selecting a director nominee, the Corporate Governance and Nominating Committee focuses on the skills, knowledge, background, educational and professional achievements, breadth of experience and abilities of each nominee, with the goal of providing a slate of director nominees whose individual qualities and personal attributes complement each other and who, as a group, possess the qualifications, skills, business acumen and expertise necessary to fulfill the duties and responsibilities of the Board of Directors.  Director nominees are selected based upon those factors and the other criteria identified in the Restated Corporate Governance and Nominating Committee Charter (which is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx), and are neither chosen nor excluded solely or largely because of race, color, gender, national origin, religion, sexual orientation or identity.  The Company’s directors come from diverse backgrounds and possess differing viewpoints, talents, educational attainments and expertise, including financial, managerial, legal, regulatory, non-profit, governmental and insurance-related experience and skills, which, together with their individual qualities and attributes, contribute to the heterogeneity of the Board of Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Structural Overview
All of the executive officers of the Company, as well as other individuals who devote a portion of their time to performing duties for the Company and its subsidiaries, are employees of Employers Mutual.  Thirteen executive officers comprised Employers Mutual’s Policy Committee (the “Policy Committee”) at the time of the compensation analysis in 2014.  Included within that group are the Named Executive Officers (“NEOs”) of the Company whose compensation is disclosed in the Summary Compensation Table found on page 34 of this Proxy Statement.  For calendar year 2014, the Company’s NEOs were Bruce G. Kelley, President and Chief Executive Officer; Mark E. Reese, Senior Vice President and Chief Financial Officer; Kevin J. Hovick, Executive Vice President and Chief Operating Officer; Ronald W. Jean, former Executive Vice President for Corporate Development (who retired January 2, 2015); and Jason R. Bogart, Senior Vice President - Branch Operations.
Because the Company has no employees of its own, it has no payroll and no employee benefit plans.  During 2014, the Company’s three property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company) were parties to reinsurance pooling agreements with Employers Mutual.  Two subsidiaries and an affiliate of Employers Mutual were parties to similar reinsurance pooling agreements with Employers Mutual (collectively, the “Pooling Agreement”).  A portion of the compensation expense of Employers Mutual’s employees during 2014 was allocated to the Company’s property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement.  The aggregate participation of these subsidiaries in the Pooling Agreement in 2014 was 30% (unchanged for the past several years), and this percentage represents the approximate portion of the total compensation expense of the NEOs that was allocated to the Company in 2014.  The compensation paid to Employers Mutual’s employees who performed duties for the Company’s other two subsidiaries (EMC Reinsurance Company and EMC Underwriters, LLC) was not allocated pursuant to the Pooling Agreement, but rather was charged directly to those two subsidiaries.

Process Overview
The process for establishing the compensation of Employers Mutual’s executive officers (including the Company’s NEOs) begins with Employers Mutual's Human Resources (HR) Department, which receives, reviews and validates survey data on executive compensation from a number of sources. From that information, recommended salary ranges for each of the executive officer positions at Employers Mutual are established for the ensuing year.  In consultation with each executive officer’s supervisor and Mr. Kelley, individual base salary recommendations are also developed. As he has done for several years, Mr. Jean, Employers Mutual's Executive Vice President for Corporate Development during 2014, developed recommended cash bonus program performance factors and targets for the ensuing year.  Recommendations for restricted stock awards are developed pursuant to guidelines that are considered and approved annually.  All of these recommendations are then submitted to the Senior Executive Compensation Committee (which, until March 2015, was known as the Senior Executive Compensation and Stock Option Committee) of Employers Mutual’s Board of Directors (the “Employers Mutual Compensation Committee”) for its consideration, potential modification and approval. Subsequent to that action, the compensation package proposals are submitted to the Company’s Compensation Committee for its independent evaluation, possible modification and approval.
The Company’s Compensation Committee utilizes a compensation consultant to help ensure that the compensation packages approved by the Employers Mutual Compensation Committee are reasonable and appropriate.  The Company’s Compensation Committee retained the Hay Group to serve in this capacity in 2014, and has used the same consulting group annually since 2007.  The Company's Compensation Committee has reviewed the firm’s independence, and is not aware of any factors which raise conflict of interest or similar concerns.
If the Company’s Compensation Committee does not concur with the compensation packages approved by the Employers Mutual Compensation Committee, its concerns are referred back to the Employers Mutual Compensation Committee for additional study and reconsideration.  Both committees are authorized to meet jointly in an attempt to resolve any continuing differences, but the Company’s Compensation Committee is required by its Charter to take action independently of the actions taken by the Employers Mutual Compensation Committee.  However, because Employers Mutual is the employer, it has the ultimate decision-making authority with respect to compensation packages.  The Company's only recourse in the event of a disagreement with respect to those compensation packages is to state that disagreement, and to make the appropriate public disclosures.
Once the respective base salary components of the compensation packages for the executive officers, including the Company’s NEOs, have been approved by both compensation committees, they are submitted to the full Board of Directors of Employers Mutual for final approval.  Decisions regarding the designation of the cash bonus program performance targets and restricted stock awards are final upon approval by both compensation committees.

Advisory “Say on Pay” Vote on Executive Compensation
As the two compensation committees evaluated Employers Mutual’s compensation practices and talent needs for 2014, they were mindful of the support the Company’s stockholders had expressed for the compensation program applicable to the Company’s NEOs for fiscal year 2013.  As a result, the two committees retained a similar approach to executive compensation in 2014, which rewards Employers Mutual’s most senior executives for substantial progress toward, or the attainment of, specified financial performance objectives.  The two committees believe that this compensation program closely aligns the interests of Employers Mutual’s senior executives with those of the Company's stockholders.
At the Annual Meeting of the Company’s stockholders held May 22, 2014, approximately 94.6% of the total shares outstanding and entitled to vote were represented in person or by proxy at the meeting and had the opportunity to provide an advisory vote on the compensation of the Company’s NEOs.  Votes to approve (on an advisory basis) the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in last year’s Proxy Statement, were cast by the holders of approximately 87.0% of the total shares outstanding and entitled to vote.  When abstentions and broker non-votes are excluded, the approval rate from last year’s vote on the compensation of the Company’s NEOs was approximately 98.9%.  Based upon those advisory vote results, the members of the Company’s Compensation Committee concluded that the process for determining the compensation of Employers Mutual’s executive officers (including the Company's NEOs), the aggregate compensation amounts derived from the three primary compensation components described below (both at target and maximum levels), and the mix of compensation components are all supported by the vast majority of the Company’s stockholders, and that no specific actions were required by the Company’s Compensation Committee or the Board during the past year to address compensation-related concerns.
At the May 26, 2011 Annual Meeting of the Company’s stockholders, a separate advisory vote was conducted regarding the stockholders’ preference as to the frequency of future advisory votes on the compensation of the Company’s NEOs.  While a majority of the votes cast in 2011 expressed a preference for conducting such advisory votes every three years, the Company’s Board of Directors ultimately determined that it would be more appropriate to conduct such advisory votes annually.  This decision was based on the voting frequency preferred by a majority of the Company’s stockholders participating in that advisory vote, after the votes cast by Employers Mutual (the Company’s controlling stockholder) were excluded.  Accordingly, Proposal No. 2 in this Proxy Statement provides the Company's stockholders with the opportunity to vote, on an advisory basis, on the compensation of the Company’s NEOs for fiscal year 2014.

Compensation Program Objectives
The long-standing objective of Employers Mutual’s compensation program has been to provide a level of compensation that will attract and retain highly qualified and motivated executive officers who will enhance the ability of EMC Insurance Companies (which consists of Employers Mutual and all of its subsidiaries and an affiliate, together with the Company and all of its subsidiaries) to continue its long history of financial strength, stability and long-term growth.  This objective is documented in a formal Executive Compensation Policy previously approved by both the Employers Mutual Compensation Committee and the Company’s Compensation Committee.  The two compensation committees seek to attain this objective by providing total compensation packages that will not only attract and retain such executive talent, but also reward executive officers for individual performance, thereby enhancing the operating performance of EMC Insurance Companies, as measured by the consolidated statutory-basis financial statements of this group of companies.  Total compensation includes base salary, short-term incentives provided through an annual cash bonus program, long-term incentives provided through stock awards and a long-term cash bonus incentive program, as well as certain employee and retirement benefits.  Base salary ranges are determined by an annual examination of industry survey results. The Executive Compensation Policy's stated goal is to provide those executive officers who are performing at high levels and who have been in their current positions three to seven years with base salaries at or near their salary range midpoints; provided, however, that the time frame may vary depending upon previous experience, level of performance in the position, and market conditions.  Incentives are intended to motivate the executive officers to achieve short and long-term performance goals.
Historically, Employers Mutual’s compensation program rewarded its executive officers for increases in the price of the Company’s Common Stock through the issuance of incentive, or qualified, stock options.  However, with the implementation of the 2007 Employers Mutual Casualty Company Stock Incentive Plan (the “2007 Plan”), opportunities for the issuance of both qualified and non-qualified equity awards, as well as other stock-based awards, became available. It is anticipated that most, if not all, future awards will be long-term incentive awards such as restricted stock.
Due to the Company’s structure (a downstream holding company of Employers Mutual with no employees of its own) and the fact that the Company’s operating results represent a relatively small portion of EMC

Insurance Companies' total operating results, the compensation of Employers Mutual’s executive officers is not, and cannot be, strictly aligned with the interests of the Company’s stockholders.  However, it is the opinion of management and the Company’s Compensation Committee that the compensation program utilized by Employers Mutual does provide incentives that appropriately align the performance objectives of Employers Mutual’s executive officers with the interests of the Company’s stockholders over a long-term perspective.

The Compensation Program
The compensation of Employers Mutual’s executive officers is provided primarily through the use of three elements:  (i) base salary; (ii) a cash bonus program (which consists of both short and long-term components); and (iii) stock awards (which, prior to 2013, consisted of stock option awards and, beginning in 2013, consist of restricted stock awards).  Each of these elements is designed to achieve a particular result, as described more fully below.  The combination of these elements is intended to provide an overall compensation package that promotes both individual and collective executive officer behaviors which are reasonably expected to build both policyholder value and stockholder value over the long term.  The only element of Employers Mutual’s 2014 compensation program subject to factors directly attributable to the performance of the individual executive officers was base salary.  Any compensation received under the cash bonus program (whether short or long-term) is provided pursuant to the written guidelines of those plans.  The guidelines applicable to the issuance of restricted stock awards in 2014 took into account the recipient's title or position.  The two components of the cash bonus program are the only elements of the compensation program in which corporate performance is taken into account.  However, individual performance objectives of certain executive officers may be based on specific corporate performance factors.

Base Salary.  Base salary is intended to compensate the executive officers for their contributions toward the achievement of identified business objectives, demonstrated leadership skills and overall management effectiveness.  Together with the benefit programs available to all Employers Mutual employees, this component of overall compensation is intended to ensure that the management team is fairly remunerated, and to provide reasonable security to such executives so that they can perform at their best and take prudent risks.  The established salary ranges, the length of time an executive officer has served in his or her position, the relative position of an executive officer’s salary within the salary range and individual performance are the primary factors considered in determining base salary.  Using this information, the Chairman of Employers Mutual’s Board of Directors makes the final base salary recommendation for Mr. Kelley, and the final base salary recommendations for the other executive officers are developed by the HR Department in consultation with Mr. Kelley, who in turn receives input from the supervisors of any executive officers who do not report directly to him.
The performance of each executive officer is measured through a performance management process which is applicable to all employees of Employers Mutual.  Through this performance management process, specific performance objectives are established and communicated to each employee at the beginning of each calendar year.  One or more interim reviews are conducted during the year and, at the end of the year, each individual is evaluated as to whether he or she met, exceeded or failed to achieve each performance objective.  An executive officer’s base salary may also be affected by any demonstrated personal impact that the officer may have had on major issues affecting the overall performance of EMC Insurance Companies, such as significant personal involvement in new corporate initiatives or expansion into new territories.  Mr. Kelley’s performance review (which includes periodic evaluations throughout the year) is conducted by the Chairman of Employers Mutual’s Board of Directors, who then shares the final evaluation with both the Employers Mutual Compensation Committee and the Company's Compensation Committee.

Cash Bonus Program.  The compensation of the executive officers also includes eligibility to participate in (i) the Senior Executive Compensation Cash Bonus Program (the “Annual Bonus Program”) and (ii) the Employers Mutual Casualty Company Senior Executive Long Term Incentive Plan (the “LTIP”). As noted in the Compensation Committee Report (which begins on page 42 of this Proxy Statement), a "Clawback Policy" (as defined in the Plan) was approved in 2014; that policy enables the

Company and Employers Mutual to recover previously awarded incentive-based executive compensation in the event Employers Mutual is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements.
Annual Bonus Program.  The Annual Bonus Program is designed to provide short-term incentives based upon the annual financial performance of EMC Insurance Companies.  Any amounts earned under the Annual Bonus Program are based on the statutory-basis consolidated financial statements of EMC Insurance Companies and are determined by the following performance objectives:

•	the actual percentage increase in net written premiums as compared to an established target;

•	the percentage change in policyholders’ surplus of the consolidated group; and

•	the combined trade ratio as compared to both (i) a target ratio for the consolidated group and (ii) the combined trade ratio of the property and casualty insurance industry.
These performance objectives were selected because they are objectively measurable and universally reported by insurance companies (or, in the case of industry-wide results, calculated and reported by rating agencies such as A.M. Best Company).  They also tend to be reliable indicators of successful performance.  The Annual Bonus Program formula places the most emphasis on the combined trade ratio element, followed by the change in policyholders’ surplus and the increase in net written premiums.  The greater emphasis on the combined trade ratio element serves to motivate the executive management team to focus on EMC Insurance Companies’ goal of achieving the best possible underwriting result in light of expected market conditions (and, optimally, an underwriting profit, which is a key measure of successful performance in the property and casualty insurance industry).
The performance targets are aligned with corporate objectives that are established through a planning process involving nearly all of the department heads of Employers Mutual prior to the beginning of each year.  If the corporate objectives are projected to generate a statutory-basis “return on equity” of less than a specified goal (generally 12.5%), the combined trade ratio target is reduced (for the purposes of the Annual Bonus Program calculation formula) to a level necessary to achieve that goal, or such other level as may be selected to be reasonably, but not easily, attainable under expected industry and economic conditions for the coming year.  Each performance objective contains a maximum (positive) and minimum (negative) contribution to the cash bonus calculation, with the combined result of the three performance objectives determining the amount of cash bonus earned, if any.
The maximum cash bonus that may be earned under the Annual Bonus Program by an executive officer is set at 75% of base salary for eligible vice presidents who have been employed by Employers Mutual and have served as a vice president for at least five years, or who are members of Employers Mutual’s Policy Committee (collectively, “Qualified Vice Presidents”).  For senior management, this maximum cash bonus percentage is subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president.  In 2014, eligibility for the Annual Bonus Program included seventeen additional vice presidents, beyond the members of the Policy Committee, in recognition of the impact their performance and efforts have on EMC Insurance Companies’ overall financial results.  For those vice presidents who have held their titles for less than five years and do not serve on Employers Mutual’s Policy Committee, the maximum cash bonus percentage is subject to a multiplier of 0.8. Bonuses paid under the Annual Bonus Program are pro-rated for individuals who are elevated to the position of vice president or above during the year, based upon the length of time in the new position.  The members of the Company’s Compensation Committee believe that these maximum cash bonus percentages are representative of the contribution that each officer level provides to the financial success of the Company.
Whether or not an executive officer earns a bonus under the Annual Bonus Program is strictly a function of the objective application of the actual consolidated financial results to the award formula established under that program.  Except for any individual’s input with respect to the information provided during the corporate planning process, there is no discretion which can be exercised by any executive officer in determining either eligibility for, or the amount of, any award which may be earned under the Annual Bonus Program.  Additionally, as the performance targets utilized in the Annual Bonus Program cannot be influenced or affected by the efforts of any single person, the executive officers do not have the ability to manipulate the outcome or the determination of whether or not an award is earned under that program.

An executive officer terminating employment prior to the end of a year is not eligible for an Annual Bonus Program award based upon that year’s results, except in the case of retirement, death or disability.  In those cases, any Annual Bonus Program award for the executive officer’s final partial year of employment is prorated, based upon the amount of time worked during the year.
The Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation under the Annual Bonus Program for unusual or extenuating circumstances; however, this discretion has not been exercised for at least the past 10 years.  If bonuses are earned under the Annual Bonus Program, 75% of the cash bonus is generally paid in late January or early February based upon the preliminary industry combined trade ratio estimate published by A.M. Best Company.  The remaining 25% of the cash bonus is paid when the final industry combined trade ratio is released by A.M. Best Company, usually in late March.  The Employers Mutual Compensation Committee may, in its discretion, choose to pay more than 75% of any bonus earned under the Annual Bonus Program in late January or early February if the final industry combined trade ratio will have little or no impact on the bonus calculation. As discussed more fully below, 100% of the bonuses earned under the Annual Bonus Program for calendar year 2014 were paid (or deferred, at the election of the recipient) in a single installment in early February 2015. The Annual Bonus Program calculations for 2014 are set forth below, beginning on page 28 of this Proxy Statement.
Long Term Incentive Program (LTIP).  The LTIP is the long-term component of the cash bonus program, and is also based upon EMC Insurance Companies’ statutory-based financial results.  It incorporates the performance objectives and results of the Annual Bonus Program on a rolling three-year basis for calculation purposes.  The LTIP is designed (i) to serve as a motivational tool to help eligible executives focus on achieving specific corporate goals and objectives over a longer term, (ii) to maintain a competitive advantage in the recruitment and retention of senior executives, and (iii) to reward superior results over a longer term, rather than just a single year.  In addition, the LTIP contains a provision which encourages executive officers to provide adequate notice to Employers Mutual and the Company regarding their retirement plans, as an aid to succession planning.
Because the LTIP uses the bonus calculations from the most recent three years of the Annual Bonus Program, it utilizes the same performance criteria (as discussed above) used by that program.  However, no minimums or maximums are applied to the annual calculations.  The results from the most recent three years of the Annual Bonus Program are averaged, and then multiplied by an adjustment factor (currently 0.5) determined by the Employers Mutual Compensation Committee.  The resulting number, if positive, is the percentage of base salary which may be earned under the LTIP by eligible vice presidents.  The use of an adjustment factor gives the Employers Mutual Compensation Committee the flexibility to change LTIP pay-out levels over the longer term, if it so desires.  Currently, the long-term goal of the LTIP is to provide incentive compensation at approximately one-half the level of incentive payouts under the Annual Bonus Program.  Thus, the adjustment factor is presently set at 0.5, subject to annual review.
In addition to the members of Employers Mutual’s Policy Committee (thirteen in 2014), eligibility for the LTIP includes all vice presidents of Employers Mutual not covered by a separate long-term bonus program.  In all cases, however, eligibility for an LTIP bonus payment is limited to those executives who have been in the position of vice president or above, and eligible for the Annual Bonus Program, for a minimum of three years.  An executive officer terminating employment prior to the end of a year (for reasons other than retirement, death or disability) is not eligible for any future LTIP payments reflecting that year’s results.  However, retiring executive officers will be eligible to receive LTIP payments in the three years following their final full year of employment, if any LTIP bonuses are paid.  In those cases, each LTIP bonus will be calculated according to the terms and conditions of the program and using the retired executive’s final status as an officer and his or her base salary for the final full calendar year of employment.
Like the Annual Bonus Program, bonus payments under the LTIP are subject to a multiplier ranging from 1.1 for senior vice presidents to 1.2 for executive vice presidents and 1.3 for the president.  Executive officers who become deceased or disabled will continue eligibility based upon a calculation using subsequent years’ results and their final status as an officer.  Following is a schedule of the calculations used to determine LTIP payments for retired, deceased or disabled executive officers:

a.	First payment - 100% of the bonus calculation in the first year after the last full year of employment (Year 1).

b.	Second payment - 66.67% of the bonus calculation in the second year after the last full year of employment.

c.	Third payment - 33.33% of the bonus calculation in the third year after the last full year of employment.
Four retired executive officers were eligible for payments (based on 2012-2014 results) under the LTIP in 2014.
In order to encourage eligible executive officers to provide adequate notice to Employers Mutual and the Company regarding their retirement plans, the second and third payments (if any) under the LTIP will be multiplied by a factor of 1.50 if retirement notification was provided at least 360 days in advance.  In the case of a shorter advance notice, the multiplier will be prorated downward to the point that a factor of 1.00 will be utilized when retirement notification is provided 180 days or less in advance.
As is true with the Annual Bonus Program, whether or not an executive officer earns a bonus under the LTIP is strictly a function of the objective application of the bonus calculations from the most recent three years of the Annual Bonus Program to the award formula established under the LTIP.
The LTIP provides that the Employers Mutual Compensation Committee may, in its discretion, adjust the bonus calculation due to unusual or extenuating circumstances.  That discretion has never been exercised.  The final calculation of the LTIP bonus amounts, if any, will be made, and such bonuses, if any, will be paid after the final industry combined trade ratio for the most recent year is released by A.M. Best Company, generally in late March.  However, once the preliminary industry combined trade ratio estimate has been published by A.M. Best Company, the Employers Mutual Compensation Committee may, in its discretion, choose to pay the LTIP cash bonus amounts earlier if the final industry combined trade ratio for the most recent year would have little or no impact on the LTIP calculations. This discretion was exercised once EMC Insurance Companies' 2014 results were known, and 100% of the bonuses earned under the LTIP were paid in a single installment in early February 2015.

Stock Options/Restricted Stock Awards
The third element of compensation offered to Employers Mutual’s executive officers is intended to provide for long-term incentive opportunities through the use of stock awards. Stock options were utilized through 2012. Beginning in 2013, the members of the two compensation committees voted to substitute restricted stock awards in lieu of stock option grants. Using a Black-Scholes formulaic comparison, efforts were made to provide restricted stock awards that were closely equivalent in value to the stock options granted in prior years.  The members of both compensation committees believe that superior performance by the executive officers will have a positive impact on the price of the Company’s Common Stock, thereby providing long-term appreciation in the value of the stock options and restricted stock awards held by the executive officers, and linking the interests of the executive officers to the interests of the Company’s stockholders.
The two compensation committees, at their respective January 31, 2014 meetings, adopted guidelines for the granting of restricted stock awards in 2014. Those guidelines included a list of eligible positions for such awards, with approximately 140 individual employees eligible to receive restricted stock awards. For the Company's NEOs, the number of shares of restricted stock that could be awarded in 2014, pursuant to those guidelines, was as follows:

Restricted Stock Award
President and Chief Executive Officer	4,000
Executive Vice President	3,000
Senior Vice President	1,500

The guidelines provide that shares of restricted stock shall vest 25% per year on each March 1 that follows the grant date. Assuming continued employment, all shares of restricted stock shall be fully vested four years after the grant date. If an employee retires or is otherwise terminated, any granted but unvested restricted stock shall be forfeited. Upon death or disability, any granted but unvested stock shall be fully vested as of the date employment was deemed terminated. The guidelines also provide that unvested shares of restricted stock are entitled to compensation income equal to the amount of any dividends declared on the Company's Common Stock during the vesting period, unless and until such shares are forfeited.
Neither Employers Mutual nor the Company presently requires its executive officers to maintain a minimum or expected level of ownership of the Company’s Common Stock.  However, stock awards are designed to provide the executive officers with incentives that are comparable and complementary to the interests of the Company’s stockholders.
Other Compensation.  Employers Mutual’s executive officers also receive other forms of compensation pursuant to certain plans adopted by Employers Mutual (and in some cases formally adopted by the Company’s Board of Directors as well), some of which are generally available to all employees of Employers Mutual (subject to standard eligibility requirements) and some of which are limited to executive officers.
Certain executive officers, including all of the NEOs, receive other compensation in the form of company-paid supplemental disability and excess group life insurance and reimbursement for financial planning and tax preparation services.  Except for the chief executive officer, the amounts reimbursable for financial planning and tax preparation services are subject to annual limits.  In addition, the chief executive officer and the executive vice presidents are eligible for country club membership allowances and the use of company-owned automobiles, with certain other employees also eligible for these benefits.  Neither the Employers Mutual Compensation Committee nor the Company’s Compensation Committee considers these other forms of compensation in the process of setting compensation pursuant to the three primary elements of compensation discussed above.

Retirement Plans
Defined Benefit Plan.  Employers Mutual sponsors a tax-qualified defined benefit retirement plan covering all eligible employees of Employers Mutual (the “Pension Plan”).  Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain members of its management and highly compensated employees, including the Company’s NEOs.  Both plans contain a traditional defined benefit formula for certain eligible employees, and a cash balance formula for all other eligible employees.  Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.  Matching contributions that employees receive under Employers Mutual’s Board and Executive Non-Qualified Excess Plan (the “BENEP”, which is more fully described on page 20 of this Proxy Statement), as well as amounts resulting from the exercise of stock options or the vesting of restricted stock awards, are not included in the calculation of compensation for purposes of the pension benefit.
For long-term employees, the traditional defined benefit formula will produce a significantly larger retirement benefit than the cash balance formula.  This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels.  In 2008, both compensation committees requested that a study be conducted by Employers Mutual’s HR Department to quantify the disparities between the pension benefits available to similarly-situated employees under the two formulas, and the impact of such differences on total aggregate compensation amounts.  As a result of that study, the Employee Benefits Committee of Employers Mutual’s Board of Directors recommended, and Employers Mutual’s full Board of Directors adopted, the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SERP II”), which became effective November 11, 2009.  Although not specifically intended to address the disparities confirmed by the study, the SERP II was designed to attract and retain key executives by providing such officers, upon reaching normal retirement age (as defined in the plan), with no less than a projected fifty percent replacement amount of final total cash compensation (as defined in the plan, and subject to certain exclusions).  The SERP II is discussed more fully on page 20 of this Proxy Statement.

Traditional Formula Pension Plan.  Employees employed prior to January 1, 1988 and who were age 50 or older on January 1, 2000, have their benefits determined under the Pension Plan using a traditional defined benefit formula where benefits are based on (i) a percentage of the employee’s average compensation (using the five consecutive pay years that result in the highest average), or (ii) $260,000 for 2014 (the limit set by the Internal Revenue Code of 1986, as amended (the “Code”)), whichever is lower, multiplied by the employee’s credited years of service (maximum of 40 years).  The normal form of benefit is a single life annuity with payment guaranteed for ten years.  Various other types of annuities, as well as a lump sum payment, are also available.  All alternative payment options are the actuarial equivalent of the normal form of benefit.  Normal retirement age is 65, and early retirement can be elected by a participant who has reached age 55.  The benefit paid on early retirement is a percentage of the benefit payable upon normal retirement and ranges from 52% at age 55 to 92% at age 64.
Traditional Formula SRP.  The SRP provides a benefit to an eligible employee whenever 100% of his or her pension benefit under the Pension Plan is not permitted to be funded or paid through the plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.  For those employees eligible under the traditional defined benefit formula in the Pension Plan, the SRP benefit is the benefit as calculated under the formula in the Pension Plan (without regard to compensation or benefit limits and excluding any benefit match under the BENEP), offset by the benefit payable under the Pension Plan.  The accrued benefit under the SRP is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of years, ranging from one year if the present value of the benefit is less than $50,000 to ten years if the present value of the benefit is $450,000 or greater.
Eligible Participants.  The only Company NEO who is a participant in the traditional defined benefit formula portion of the Pension Plan and SRP is Mr. Jean. Mr. Jean retired as an employee of Employers Mutual on January 2, 2015.
Cash Balance Formula Pension Plan.  Those employees who were not employed prior to January 1, 1988 or who were not at least age 50 on January 1, 2000, have their pension benefit determined under the cash balance formula in the Pension Plan.  The benefit earned is expressed in the form of an account balance.  Benefit credits accrue monthly at a rate between 3.25% and 13.50% of eligible monthly compensation, with the rate increasing with age.  Interest credits are applied annually at the end of each year to the prior year’s balance and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service), but with a minimum rate of 3.85% per annum.  The normal form of benefit is a lump sum payment, but an annuity is also available.
Cash Balance Formula SRP.  As with those employees eligible for the traditional defined benefit formula in the Pension Plan who accrue additional benefits under the SRP, the employees eligible under the cash balance formula under the Pension Plan accrue benefits under the SRP (using a similar account balance as under the Pension Plan) to the extent that either compensation or benefits are limited in the Pension Plan by the Code and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.
Eligible Participants.  The Company’s NEOs who are participants in the cash balance formula portion of the Pension Plan and SRP are Messrs. Kelley, Reese, Hovick and Bogart.

Defined Contribution Plan
Employers Mutual sponsors a tax-qualified defined contribution plan (the “401(k) Plan”).  This plan is available to all eligible employees of Employers Mutual.  Under the 401(k) Plan, Employers Mutual matches 50% of the first 6% of covered compensation that an employee defers.  With the exception of the highly compensated group, employee participants can make pre-tax and/or Roth deferrals of up to 75% of their covered compensation to this plan, subject to an annual limit under the Code – for 2014, that limit was set at $17,500 for those under age 50 and $23,000 for those age 50 and above.

Board and Executive Non-Qualified Excess Plan (BENEP)
Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2014, the defined amount was set at $115,000) to defer up to 75% of their eligible compensation under the BENEP.  Employees who are eligible for the BENEP may also defer some, or all, of their bonus awards, if any, under the Annual Bonus Program, but may not defer any portion of any bonus received under the LTIP.  Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.

SERP II
As indicated above, Employers Mutual established the SERP II effective November 11, 2009.  It is a non-qualified retirement benefit plan maintained primarily for the purpose of attracting and retaining key executives by providing additional deferred compensation for a select group of designated officers, as determined by a committee of Employers Mutual’s HR Department in its sole discretion.  That committee has determined that the members of Employers Mutual’s Policy Committee are eligible to participate in SERP II.  Under SERP II, a benefit amount, if any, is determined by first calculating a projected fifty percent replacement amount of final total cash compensation (as defined in that plan, and including a participant’s base salary and short-term incentives, but excluding long-term incentives) at normal retirement age (defined as being January 1 after the attainment of age 65), all as determined pursuant to several assumptions set forth in the plan.  That projected fifty percent replacement amount is reduced by the retirement benefits expected to be provided by the following plans and programs:

•	The Defined Benefit Plan (utilizing the applicable formula)

•	Social Security

•	The SRP (utilizing the applicable formula)

•	The 401(k) Plan (employer match contributions only)

•	The BENEP (employer match contributions only)
The annual benefit amount, if any, at normal retirement age determined pursuant to such calculations is then converted to a present value annual catch-up contribution.  For participants with less than 20 years of service, any annual catch-up contribution, as so calculated, is reduced by multiplying such amount by an adjustment factor equal to years of service divided by 20 (rounded to two decimals).  Such contributions are credited to a participant’s retirement/termination account under the BENEP annually.  However, no contributions are made on behalf of a participant who continues working past his or her normal retirement age.

Termination of Employment and Change of Control Issues
Employment Contracts.  Employers Mutual has not entered into any employment contracts with its executive officers.
Stock Option Plans.  Under Employers Mutual’s stock option plans, in the event of the termination of employment of a participant for a reason other than death, cause, disability (as defined in the 2007 Plan) or voluntary resignation, the participant has the right, for a period of three months from the effective date of termination, to exercise those options previously granted to the extent that they are exercisable on the date of termination, while any options held by the participant that are unexercisable on the date of termination expire immediately.  If, however, the termination of the participant is by reason of retirement, the participant has the right during such three-month period to exercise all options previously granted to the participant, whether or not exercisable on the date of termination, which have not previously been exercised, terminated, lapsed or expired.
If a participant’s employment with Employers Mutual terminated due to a permanent or total disability, the participant has the right, for a period of twelve months from the effective date of his or her termination, to exercise all options previously granted, whether or not exercisable on the date of termination, excluding those previously exercised, terminated, lapsed or expired.  If a participant’s employment is terminated for cause or as a result of a participant's voluntary resignation, all unexercised options, whether or not exercisable on the date of termination, immediately terminate.  The standard of whether a participant may be discharged for “cause” requires that there be a determination that there has been (i) a willful and continued failure to substantially perform the participant’s assigned duties; (ii) the willful engagement in conduct which is demonstrably injurious to EMC Insurance Companies monetarily or otherwise, including any act of dishonesty; (iii) the commission of a felony; or (iv) a significant violation of any statutory or common law duty of loyalty.
Upon the death of a participant, the participant’s designated beneficiary or legal representative has the right, for a period of twelve months from the date of death, to exercise the participant’s rights as to all options, whether or not exercisable on the date of death, to the extent not previously exercised, terminated, lapsed or expired.
In addition to an executive officer’s rights upon termination of employment, in the event that there is a “change of control”, all outstanding stock options shall immediately become exercisable in full.  A “change of control” will occur (i) if there has been a merger, consolidation, takeover or reorganization of Employers Mutual or the Company, unless at least 60% of the members of the Board of Directors of the entity resulting from such merger, consolidation, takeover or reorganization were members of the Board of Directors of either Employers Mutual or the Company immediately prior to the event; or (ii) upon the occurrence of any other event that is designated as being a “change of control” by a majority vote of the independent members of the Board of Directors of Employers Mutual.
Restricted Stock Awards. Under the guidelines applicable to restricted stock awards, in the event of the termination of employment of the recipient of a restricted stock award for a reason other than death or disability, any granted but unvested restricted stock shall be forfeited. Because restricted stock is intended to be a retention tool, any granted but unvested restricted stock is forfeited upon retirement. Upon death or disability, any granted but unvested restricted stock shall be fully vested as of the date employment is deemed terminated.
In the event there is a "change of control", the period of restriction shall lapse as to each share of restricted stock then outstanding and all granted but unvested restricted stock shall be fully vested as of the effective date of such "change of control", unless it is determined in good faith prior to the occurrence of the "change of control" that such restricted stock award shall be honored or assumed, or new rights of substantially equivalent or greater value (and meeting certain other criteria set forth in the 2007 Plan) substituted therefor immediately following the "change in control", all as more fully set forth in the 2007 Plan.
BENEP.  Participants who separate from service or become disabled or die while employed by Employers Mutual receive distributions of their deferred compensation account, in accordance with the payment option selected by them when they enrolled in the plan, upon the occurrence of the qualifying distribution event.  However, no distribution will be made earlier than six months after the date of separation from service with respect to a participant who is a key employee (as defined in the Code).
If Employers Mutual terminates the plan within twelve months of a “change of control”, the deferred compensation account of each participant will become fully payable to the participant in a lump sum.  A “change of control” will occur if (i) a majority of the members of the Board of Directors of Employers Mutual is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election; or (ii) a person or group acquires 40% or more of the total gross fair market value of the assets of Employers Mutual.  The plan is considered terminated only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.
The compensation committees believe these “termination of employment” and “change of control” triggers are fair and reasonable to both Employers Mutual and the Company, as well as the participating employees.

Tax Consequences
Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation of more than $1.0 million paid to any NEO. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.  Due to the fact that only 30% of the compensation paid to the Company’s executive officers is allocated to the Company through the Pooling Agreement, the tax deduction limitation imposed by Section 162(m) is not expected to have any impact on the Company for the foreseeable future.
Employers Mutual’s predecessor stock option plans provided favorable tax treatment to the participants in the plans who received incentive stock options.  Under applicable federal tax laws, there are no federal income tax consequences either to Employers Mutual or to the participant upon the grant of an incentive stock option or the exercise of an incentive stock option by the participant, except that, upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.
If the participant holds the shares of the Company’s Common Stock acquired upon exercise of an incentive stock option for the greater of two years after the day the option was granted or one year after the acquisition of the shares, the difference between the aggregate option price and the amount realized upon sale of the Common Stock will constitute long-term capital gain or loss, and the companies in the Pooling Agreement are not entitled to a federal income tax deduction.  If the shares of Common Stock are disposed of in a sale, exchange or other transaction that constitutes a disqualifying disposition, the participant will recognize ordinary taxable income in an amount equal to the excess of the fair value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price, and the companies in the Pooling Agreement are entitled to a federal income tax deduction equal to such amount, subject to certain federal tax law limitations.
Non-qualified stock options were granted from 2008 through 2012, and restricted stock awards were granted in 2013 and 2014. As indicated above, it is anticipated that most, if not all, future awards will be long-term incentive awards such as restricted stock.  Non-qualified stock options generate regular taxable income to the participant upon exercise of an option, and the companies in the Pooling Agreement are entitled to a federal income tax deduction equal to the excess of the fair value of the Common Stock purchased at the time of exercise (or, if less, the amount realized upon the sale of the Common Stock) over the total option price.
When shares of restricted stock vest, the Fair Market Value (as defined in the 2007 Plan) on the date of the vesting are reported on the employee's Form W-2 for the applicable tax year as compensation income, and the companies that are parties to the Pooling Agreement are entitled to a federal income tax deduction equal to the taxable income to the award recipients. Income tax withholding is required at the time of vesting, and may be accomplished through the use of either of two options set forth in the guidelines for restricted stock awards, with one of the options to be selected by the employee at least two weeks prior to the vesting date. Amounts paid to participants with non-vested shares of restricted stock equal to the amount of any dividends declared on the Company's Common Stock are also considered compensation income and are subject to tax withholding.

The 2014 Compensation Process – Discussion and Analysis
As part of the decision-making process for establishing compensation to be paid in 2014, tally sheets for each of the thirteen members of Employers Mutual’s Policy Committee (including the Company’s NEOs) were prepared by Employers Mutual’s HR Department.  Each of these tally sheets set forth the dollar amount of each component of that executive officer’s total compensation in 2013, including (i) actual base salary; (ii) cash bonuses paid under the Annual Bonus Program; (iii) cash bonuses paid under the LTIP; (iv) Employers Mutual’s matching contributions to the 401(k) Plan and the BENEP on behalf of the executive officer; (v) Employers Mutual’s contributions to the pension plan and the SRP, as well as contributions (if any) to the SERP II, on behalf of the executive officer; and (vi) a break-out of the value of any perquisites received by the executive officer, including (as applicable) premiums paid for excess group life insurance, fees paid for financial planning and tax preparation services, premiums paid for life and supplemental disability insurance, holiday bonuses and service anniversary gifts, health and fitness reimbursement sums, dues paid for country club memberships (as reported on IRS Form W-2), and use of a company-owned automobile (as reported on IRS Form W-2).  A sum total was provided for each of these executive officers.  In addition, individual reports containing a history of each executive officer’s base salary and cash bonuses earned (if any) under the Annual Bonus Program going back at least ten years, or to the executive officer’s elevation to Employers Mutual’s Policy Committee, if more recent, together with any bonuses earned under the LTIP, were also provided.  The amount of life insurance coverage provided by Employers Mutual for each of the executive officers was shown, as were the amounts of supplemental disability and long-term disability benefits available to each executive officer.  The information provided also set forth projected Pension Plan and SRP account balances for each of the thirteen Policy Committee members at age 65.  The tally sheets for each of the executive officers were provided to both Employers Mutual’s Compensation Committee and the Company’s Compensation Committee.
In connection with their consideration of restricted stock awards, both of the compensation committees also received a list of all stock option exercises occurring in 2013, as well as “status reports” as of January 16, 2014 on prior stock option grants awarded to each of the thirteen Policy Committee members.  These reports showed all grants received (going back, in some cases, to 1981) and the dates upon which currently unvested grants would become exercisable.  From the information provided, it was possible for the members of each compensation committee to estimate the value (if any) of all prior stock option grants which had not previously been exercised, terminated, lapsed or expired, and which would be exercisable for a three-month period in the event of the executive officer’s retirement, or for a twelve-month period in the event of such person’s permanent or total disability, or death.  Similarly, such options would be exercisable under the terms of the 2007 Plan (and the predecessor incentive stock option plan) in the event of a “change of control” situation.
The tally sheets, together with the stock option information, were intended to allow the two compensation committees to analyze both the individual elements of compensation (including the mix among the components which make up total compensation) as well as the aggregate amount of the compensation package being awarded to each Policy Committee member.  Both compensation committees recognized that the cash bonus portion of the compensation package for 2014, under both the Annual Bonus Program and the LTIP, would be dependent, in whole or in part, on future results and thus could only be projected.  However, the compensation committees’ use of purely formulaic methodologies for the components of the cash bonus program, and the fact that the Annual Bonus Program contains various caps, allowed the compensation committees’ members to see what the cash bonus amounts might be under various scenarios, and to determine the maximum possible cash bonus for each Policy Committee member under the respective formulas.

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As set out in more detail in the Summary Compensation Table on page 34 of this Proxy Statement, the following graphs show the final allocation of 2014 compensation for the Company's Chief Executive Officer and its other NEOs by compensation type:

Allocation of Compensation (2014) -- Chief Executive Officer

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Allocation of Compensation (2014) -- Other NEOs (Average)
* As discussed on pages 18-19 of this Proxy Statement, Mr. Jean is the only Company NEO who is an eligible participant in the traditional defined benefit formula portion of the Pension Plan and SRP. The other NEOs included in this graph, as well as Mr. Kelley, are participants in the cash balance formula portion of the Pension Plan and SRP. Mr. Jean's 2014 compensation in this category is significantly more than the other NEOs, and results in a much higher allocation of compensation to this category. By way of example, the percentage of compensation from "Change in Pension Value" based only on the compensation of Messrs. Reese, Hovick, and Bogart would be 9.91%.

Base Salary.  Employers Mutual's HR Department (which annually evaluates salary ranges for each position at Employers Mutual including, beginning in 2013, executive level positions) initially analyzed eight executive compensation surveys in establishing 2014 base salary ranges for Employers Mutual's executive officers. The data from each source was validated by evaluating the number of survey participants for each job, using comparable scope, such as industry and company size, and matching the duties in the job descriptions. The primary survey sources ultimately used were executive compensation surveys published by Mercer, the Property Casualty Insurers Association of America ("PCI"), an industry trade association, the Towers Watson Financial Services Executive Survey and the Insurance Salary Survey.  These survey sources provided salary information for various executive titles and functions that formed the basis for the development of the 2014 salary ranges for the executive officers, through comparison to companies that are similar to Employers Mutual in the type of business in which they are engaged, premium volume and/or asset size. While Towers Watson provided Employers Mutual with a list of participating companies, and then broke down its survey results by both type of business (e.g., property and casualty insurance) and premium volume, it did not identify which of the participating companies fell into the categories deemed by the compensation analysts within Employers Mutual's HR Department to be most comparable to Employers Mutual’s operations.  Similarly, while the PCI salary survey results utilized were based upon information provided by member companies of similar premium volume, and over 40% of PCI’s members in the relevant size categories participated in the survey, the identities of the actual participating member companies were not disclosed by PCI. Only the Insurance Salary Survey data identified specific companies in its listing of job titles and base salaries, but no job descriptions were included within the information provided.

All Employers Mutual executive job descriptions were reviewed and updated as needed. After verifying adequate survey participation by other companies, the duties of the various positions that had been surveyed were matched to Employers Mutual's job descriptions, using comparable scope. This matching process can be subjective, as it attempts to take into consideration the duties and responsibilities associated with each job description.  Due to the unique job responsibilities associated with some of Employers Mutual’s executive officer positions, the survey data selected for certain positions reflects a blend of various positions contained in the surveys.  For key positions affecting premium volume, Employers Mutual's HR Department incorporated market data of similarly situated companies with respect to premium volume. These titles were:
•President and CEO
•Executive Vice President - Corporate Development
•Executive Vice President and Chief Operating Officer
•Vice President - Business Development
•Senior Vice President - Branch Operations
•Vice President - Chief Actuary
The remaining positions were compared by company size, with an additional component of regional analysis - specifically, the North Central region.
After the executive officer job description matches were completed, Employers Mutual's HR Department compared the median of the survey salary ranges (or 50% of market) to the existing midpoints of the salary ranges for each of Employers Mutual's executive officer positions. Based on this analysis, Employers Mutual's HR Department recommended that all executive salary range midpoints be moved to the median of the survey salary ranges. This recommendation was based on the leadership and strategic nature of those executives' responsibilities, and was also deemed important for recruiting and retention purposes. As a result, adjustments to salary range midpoints were recommended for five of the thirteen executive officer positions, including two of the Company's five NEOs.
Once the recommended salary range mid-points were established, a range of compensation for each executive officer was set, with the maximum being 120% of the mid-point and the minimum being 80% of the mid-point. The average salary range adjustment for the thirteen executive officer positions was 0.4%, and none of the executive salary range adjustment recommendations exceeded 1.5%. By way of comparison, Employers Mutual's professional and support salary ranges were adjusted, on average, by 2.0% in 2014.
The recommended 2014 salary ranges and mid-points for each of the executive officers were submitted to the members of the Employers Mutual Compensation Committee and the Company’s Compensation Committee for their review on or about December 20, 2013.   A recommended salary increase was then determined for each executive officer by considering the length of time the person had been in his or her position and the relative position (or penetration) of the person’s salary within his or her salary range, along with the other factors (including performance) mentioned above. The recommended salary amounts for the 13 executive officers for 2014 were presented to the members of the Employers Mutual Compensation Committee in late January 2014, and a formal presentation concerning the process and rationale for the recommended salary amounts was made by Employers Mutual's HR Department to the Employers Mutual Compensation Committee on January 31, 2014.  All members of the Company’s Compensation Committee were also in attendance at this meeting, which included a discussion and review of the tally sheets prepared for all of the executive officers, including the Company's NEOs, to ensure a proper understanding of the process. Those individual salary recommendations were also designed to satisfy the objectives of the Executive Compensation Policy.

The Employers Mutual Compensation Committee reviewed and discussed the recommended salary increases, with and without management present, during its meeting on January 31, 2014.  That committee also received input regarding the attainment by the executive officers of 2013 individual performance objectives. After consideration of that information, and as an alternative to the salary increase recommendations initially proposed by Employers Mutual's HR Department, the Employers Mutual

Compensation Committee requested and received from Employers Mutual's HR Department and Mr. Kelley revised recommendations providing for base salary increases averaging 6.6% on a collective basis for a group of seven executives who were relatively new to their positions, while base salary increases averaging 4.0% on a collective basis were recommended for a group of four executive officers with longer tenures in their respective positions. These revised recommendations were then approved by the Employers Mutual Compensation Committee, together with an initial base salary for the individual who would be assuming the duties of Vice President and Chief Investment Officer in March 2014. A base salary increase of 3.0% was approved for Mr. Kelley.
The specific individual base salaries approved for each of the 13 Policy Committee members by the Employers Mutual Compensation Committee were then presented to the members of the Company’s Compensation Committee at its separate meeting later on January 31, 2014.  The Company’s Compensation Committee reviewed and discussed those specific base salary amounts and percentage increases, and subsequently approved them.  The approved salary amounts were ultimately submitted to and approved by the Board of Directors of Employers Mutual on March 12, 2014, with retroactive application to January 1, 2014.
Due in part to salary adjustments caused by the personnel change in the Chief Investment Officer position, the average base salary adjustment for the thirteen Policy Committee members for 2014 was 3.9% (excluding the subsequent mid-May 2014 base salary adjustment for Mr. Bogart, discussed in the next paragraph), compared to 4.4% for Employers Mutual's employees as a whole.
In mid-May 2014, Mr. Bogart was promoted to a newly-created position at Employers Mutual, which included oversight duties and responsibilities for the life insurance and annuity operations of Employers Mutual's affiliate, EMC National Life Company, in addition to his duties as Senior Vice President - Branch Operations. The HR Department, using salary data provided by the Life Office Management Association (LOMA) in addition to the salary survey data identified on pages 25-26 of this Proxy Statement, developed a salary range for this new position. Messrs. Kelley and Hovick then established an initial base salary for Mr. Bogart in that new position. Although not required in connection with a promotion, the Chairs of both the Employers Mutual Compensation Committee and the Company's Compensation Committee were advised of, and approved, the initial base salary for Mr. Bogart in his new position for the remainder of 2014. More specific information about Mr. Bogart's new base salary and its effect on the calculation of his Annual Bonus and LTIP awards for 2014 is included on the following pages.

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The base salary amounts approved for 2014 for the Company’s NEOs are shown in the following table:

2014 Base Salary Adjustments

Name	Title	2014 Base Salary ($)	2013 Base Salary ($)	Percentage Increase

Bruce G. Kelley	President & CEO	887,484	861,640	3.0%

Mark E. Reese	Sr. Vice President & CFO	281,606	270,764	4.0%

Kevin J. Hovick	Exec. Vice President & COO	445,042	414,388	7.4%

Ronald W. Jean	Exec. Vice President for Corporate Development	522,886	497,978	5.0%

Jason R. Bogart *	Sr. Vice President - Branch Operations	248,144	231,036	7.4%
		340,002	--	37.0%

*
Mr. Bogart was promoted to a newly-created position involving significant additional responsibilities associated with the oversight of affiliate EMC National Life Company in mid-May 2014. A salary range for this new position was developed, and Mr. Bogart received an additional base salary adjustment, as shown in the table, at that time. Mr. Bogart's salary for 2014 amounted to $299,373.

Cash Bonus Program
Annual Bonus Program.  At its January 31, 2014 meeting, the Employers Mutual Compensation Committee, after reviewing the historical results of the Annual Bonus Program (as reflected on the tally sheets for each executive officer, as described on pages 22-23 of this Proxy Statement) and considering the survey data from the various sources identified above (which set forth paid bonuses as a percentage of base salary), approved maintaining the maximum payout level for the 2014 Annual Bonus Program at 75% of base salary for Qualified Vice Presidents.  This action was approved by the Company’s Compensation Committee at its separate meeting on January 31, 2014.
The Employers Mutual Compensation Committee also approved the performance targets to be utilized in determining potential awards under the 2014 Annual Bonus Program at its January 31, 2014 meeting.  These targets, which were reviewed and approved by the Company’s Compensation Committee at its separate January 31, 2014 meeting, were as follows:

•	Net written premium growth target – 5.0%.

•	Target combined trade ratio – 98.0%.

•	Maximum combined trade ratio – 104.0%.
The net written premium target of 5.0% growth for 2014 was lower than the target of 10.0% net written premium growth in 2013. It was nonetheless considered a stretch goal, given (i) the significant growth in premium over the prior two years (11.2% in 2012 and 10.1% in 2013), resulting in a higher base; (ii) the increasingly competitive nature of the market and the continuing impact of an earlier decision to withdraw from personal lines business in several states; and (iii) widespread predictions that rate increases would decline, with rates flattening as 2014 progressed. The selected target was also above the average annual growth in net written premiums since 2001 of 4.5%.  Similarly, the target combined trade ratio of 98.0% was considered a stretch goal, as it would be more difficult to achieve than the 2013 target of 99.0%, and the actual consolidated combined trade ratio has not been under 100.00% since 2007. As in prior years, the maximum combined trade ratio was set at six points higher than the target combined trade ratio.

In reaching their decisions about the performance targets, the two compensation committees reviewed a projected Annual Bonus Program calculation based upon the 2014 targets and certain estimates (such as anticipated growth of policyholders’ surplus).  Using such targets and estimated numbers in the Annual Bonus Program formula resulted in a projected Annual Bonus Program bonus of 46.0% of base salary for Qualified Vice Presidents, which the compensation committees felt was not excessive compared to the annual cash bonuses paid by the peer group of companies participating in the compensation surveys described previously. The projected bonus amounts from the Annual Bonus Program, based on those estimates and assuming specific targets were met, would have been slightly above one-half of the maximum payout amounts under that program.
For calendar year 2014, EMC Insurance Companies reported an increase in net written premiums of 5.6%, an increase in policyholders’ surplus of 8.7% and an “adjusted EMC combined trade ratio” (as defined on the next page) of 101.8%.  The application of these results to the 2014 Annual Bonus Program formula resulted in the achievement of cash bonus awards at the level of 28.1% of base salary for Qualified Vice Presidents.  Following is a summary of the formulas and calculations used to arrive at the 2014 Annual Bonus Program payout percentage for Qualified Vice Presidents.
The formula for the written premium component of the Annual Bonus Program is as follows:  (percentage of actual change in consolidated net written premiums, less the net written premium performance target, plus a 5.0% additive) times a multiplier of 1.5, subject to a minimum bonus contribution of -15.0% and a maximum bonus contribution of 15.0%.  The calculation of the net written premium component for the 2014 Annual Bonus Program was as follows:

Percent of actual change in net written premiums	5.6%
Less the net written premium performance target	(5.0%)
Plus 5.0% additive	5.0%
Total	5.6%
Times multiplier of 1.5	x 1.5
Net written premium component	8.4%

The formula for the policyholders’ surplus component of the Annual Bonus Program is as follows: percentage change in policyholders’ surplus times a multiplier of 1.0, subject to a minimum bonus contribution of -20.0% and a maximum bonus contribution of 25.0%.  The calculation of the policyholders’ surplus component for the 2014 Annual Bonus Program was as follows:

Percentage change in policyholders’ surplus	8.7%
Times multiplier of 1.0	x 1.0
Policyholders’ surplus component	8.7%

The formula for the combined trade ratio component of the Annual Bonus Program is as follows:  (target combined trade ratio minus adjusted EMC combined trade ratio) plus (maximum combined trade ratio minus target combined trade ratio) times a multiplier of 5.0, subject to a minimum bonus contribution of -40.0% and a maximum bonus contribution of 65.0%.  The calculation of the combined trade ratio component for the 2014 Annual Bonus Program was as follows:

Target combined trade ratio	98.0%
Less adjusted EMC combined trade ratio	(101.8%)
		(3.8%)
Maximum combined trade ratio	104.0%
Less target combined trade ratio	(98.0%)
		6.0%
Total		2.2%
Times multiplier of 5.0		x 5.0
Combined trade ratio component		11.0%

Adjusted EMC Combined Trade Ratio

If EMC Insurance Companies’ combined trade ratio is less than the property and casualty insurance industry’s combined trade ratio as published by A.M. Best Company, the difference between EMC Insurance Companies’ combined trade ratio and the industry combined trade ratio is deducted from EMC Insurance Companies’ combined trade ratio, up to a maximum of 3.0 percentage points.  For bonus plan purposes, this calculation is referred to as the “adjusted EMC combined trade ratio”.  For calendar year 2014, EMC Insurance Companies’ combined trade ratio was greater than the industry average, so the adjusted EMC combined trade ratio was the same as the actual combined trade ratio.

Adding the three components together (8.4% + 8.7% + 11.0%) resulted in the achievement of a bonus award of 28.1% of base salary for Qualified Vice Presidents under the 2014 Annual Bonus Program, which is less than both the projected payout of 46% at the time of the January 31, 2014 meetings of the two compensation committees and the maximum payout of 75%. The actual bonus award calculations for the Company's NEOs under the 2014 Annual Bonus Program are shown on the following table:

Annual Bonus Award Calculation

Name	Title	Annual Bonus Award %	Multi-plier	Bonus Award % After Multiplier	Base Salary ($)	2014 Annual Bonus Award ($)

Bruce G. Kelley	President & CEO	28.1	1.3	36.5	887,484	323,932

Mark E. Reese	Sr. Vice President & CFO	28.1	1.1	30.9	281,606	87,016

Kevin J. Hovick	Exec. Vice President & COO	28.1	1.2	33.7	445,042	147,979

Ronald W. Jean	Exec. Vice President for Corp. Development	28,1	1.2	33.7	522,886	176,213

Jason R. Bogart	Sr. Vice President - Branch Operations	28.1	1.1	30.9	299,373*	92,506

*
As indicated above, Mr. Bogart received a second base salary adjustment in mid-May 2014 when he was promoted to a newly-created position and assumed oversight responsibilities for affiliate EMC National Life Company, in addition to his duties as Employers Mutual's Senior Vice President - Branch Operations. Therefore, his earned salary for the year in the amount of $299,373 (calculated on a pro rata basis using the number of days at each salary level in 2014) was used to determine Mr. Bogart's Annual Bonus Award.

Long Term Incentive Program (LTIP).  At its January 31, 2014 meeting, the Employers Mutual Compensation Committee reviewed the results of the LTIP for the five prior years (which were the first five years that any payouts could potentially be made under this comparatively new component of the cash bonus program), considered the compensation survey data from the survey sources previously identified, and determined that no changes to the LTIP for 2014 were necessary. The Company's Compensation Committee concurred in that decision at its meeting later that day.
In calculating the LTIP bonus at the end of calendar year 2014, results for calendar years 2012, 2013 and 2014 were utilized, as required by the formula.  For calendar year 2012, the uncapped cash bonus percentage under the Annual Bonus Program was 61.2% of base salary for Qualified Vice Presidents.  For 2013, those calculations yielded a figure of 49.4% of base salary for Qualified Vice Presidents and, as discussed in the preceding section, application of 2014 results to the Annual Bonus Program formula resulted in an uncapped cash bonus of 28.1% of base salary for Qualified Vice Presidents.  When the results from those three years are averaged and multiplied by the 0.5 adjustment factor, the LTIP formula resulted in the achievement of a bonus award at the level of 23.1% of base salary for eligible vice presidents.
The following table summarizes the LTIP bonus award calculations for the Company’s NEOs:

Long-Term Incentive Program Award Calculation

Name	Title	LTIP Bonus Award %	Multiplier	LTIP Bonus Award % After Multiplier	Base Salary ($)	2014 LTIP Bonus Award ($)

Bruce G. Kelley	President & CEO	23.1	1.3	30.0	887,484	266,245

Mark E. Reese	Sr. Vice President & CFO	23.1	1.1	25.4	281,606	71,528

Kevin J. Hovick	Exec. Vice President & COO	23.1	1.2	27.7	445,042	123,277

Ronald W. Jean	Exec. Vice President for Corp. Development	23.1	1.2	27.7	522,886	144,839

Jason R. Bogart	Sr. Vice President - Branch Operations	23.1	1.1	25.4	299,373*	76,041

*
In the case of Mr. Bogart, his earned salary for the year in the amount of $299,373 was used for the 2014 portion of the LTIP bonus calculation, due to a mid-May 2014 increase in Mr. Bogart's base salary following his promotion to a newly-created position and the assumption of additional responsibilities associated with affiliate EMC National Life Company.

The following table summarizes the Annual Bonus Program awards and the LTIP awards paid to the Company’s NEOs in February 2015:

2014 Annual and LTIP Bonus Awards

Name	Title	2014 Annual Bonus Award ($)	2014 LTIP Bonus Award ($)	Total 2014 Bonus Award ($)

Bruce G. Kelley	President & CEO	323,932	266,245	590,177

Mark E. Reese	Sr. Vice President & CFO	87,016	71,528	158,544

Kevin J. Hovick	Exec. Vice President & COO	149,979	123,277	273,256

Ronald W. Jean	Exec. Vice President for Corporate Development	176,213	144,839	321,052

Jason R. Bogart	Sr. Vice President – Branch Operations	92,506	76,041	168,547

Restricted Stock Awards/Stock Options.  Restricted stock awards were approved by both compensation committees at their respective meetings on January 31, 2014 for all of the NEOs.  The annual restricted stock award levels for the president, executive vice presidents and senior vice presidents, respectively, are set forth on page 17 of this Proxy Statement. Under the approved guidelines for restricted stock awards, income tax withholding is required at the vesting date; in 2014, this could be accomplished (i) by the award recipient providing a personal check for the required withholding amount; or (ii) by surrendering a sufficient number of shares of vesting restricted stock to cover the required tax withholding amount.
All qualified (incentive) stock options granted in prior years pursuant to the 2007 Plan may be exercised in conjunction with a cashless exercise strategy in which previously owned shares are sold to cover the cost of the exercise. All non-qualified stock options granted in prior years pursuant to the 2007 Plan (and the predecessor incentive stock option plan) may be exercised in conjunction with a cashless exercise strategy in which enough shares acquired in the exercise of an option award are sold to cover the cost of the exercise, as well as required tax withholding.
None of the NEOs or other executives are parties to employment agreements.  Thus, they are not entitled to contractual payments or benefits upon the occurrence of specified events such as termination of employment (with or without cause) or a “change of control”, except pursuant to the terms of corporate programs, such as the 2007 Plan, which are applicable to all eligible employees of Employers Mutual.  The immediate vesting of stock options and unvested restricted stock awards which would occur under a “change of control” scenario would also take place for all other employees (roughly 140 in number, or about 6% of Employers Mutual’s workforce) who have outstanding, but unvested, options or who have unvested restricted stock awards.  Similarly, all employees who have outstanding, but unvested, stock options would see those options vest immediately upon a termination of employment due to death, disability or retirement, and all employees who have unvested restricted stock awards would see those shares vest immediately upon a termination of employment due to death or disability (but not upon retirement).
Following their review and application of the various components of Employers Mutual’s compensation program, as described herein, to the executive officers, the members of the compensation committees determined that the total compensation amounts approved in 2014 for each executive officer (including the Company’s NEOs) both (i) reflected each individual’s respective responsibilities and contributions to the financial success of EMC Insurance Companies, and (ii) provided appropriate incentives to achieve or exceed EMC Insurance Companies’ business and financial objectives.

Based upon the compensation survey information obtained from comparable companies and described elsewhere herein, together with the input received from the Hay Group, it was ultimately decided by the Company’s Compensation Committee that the aggregate compensation amounts derived from the three primary compensation components approved for the Company’s NEOs and other executive officers for 2014, both at projected and maximum potential levels, as well as the mix of compensation components, were appropriate for promoting the interests of the Company’s stockholders.

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SUMMARY COMPENSATION TABLE
The amounts reported in the Summary Compensation Table reflect the total amount of compensation received by the Company’s NEOs during 2014, 2013 and 2012.  The aggregate participation of the Company’s property and casualty insurance subsidiaries in the Pooling Agreement during these three years was 30%, and this percentage represents the approximate portion of the total compensation amounts described below which were allocated to the Company during these years.

Name and Principal Position	Yr	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Bruce G. Kelley	2014	887,484	122,940	—	590,177	281,730	368,098	2,250,429
President & CEO	2013	845,070	103,600	—	688,450	271,944	419,219	2,328,283
	2012	824,538	—	8,550	739,610	186,438	332,807	2,091,943

Mark E. Reese	2014	281,606	46,102	—	158,544	77,983	67,333	631,568
Senior Vice	2013	265,557	38,850	—	183,037	73,984	72,230	633,658
President & CFO	2012	253,292	—	28,575	192,249	47,103	49,694	570,913

Kevin J. Hovick	2014	445,042	92,205	—	273,256	116,304	244,868	1,171,675
Executive Vice	2013	406,419	77,700	—	305,818	108,674	276,139	1,174,750
President & COO	2012	381,212	—	14,250	315,644	70,400	211,126	992,632

Ronald W. Jean	2014	522,886	92,205	—	321,052	1,463,333	76,789	2,476,265
Executive Vice	2013	488,402	77,700	—	367,508	—	73,031	1,006,641
President for	2012	465,842	—	14,250	385,717	766,935	75,402	1,708,146
Corporate
Development

Jason R. Bogart	2014	299,372	46,102	—	168,547	54,521	139,552	708,094
Senior Vice
President-
Branch Operations

(1)
These amounts represent the grant date fair value of stock and option awards made by Employers Mutual under its 2007 Plan, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. The fair value of the stock awards is based on the average of the high and low trading prices of the Company's Common Stock on the date of grant.  See Note 13 of the Notes to Consolidated Financial Statements contained in the Company’s 2014 Annual Report to Stockholders for the assumptions used by Employers Mutual to estimate the fair value of the option awards.

(2)
These amounts represent the cash bonuses earned under the Annual Bonus Program and the LTIP during the fiscal year, which are paid (or, in the case of the Annual Bonus Program, deferred at the election of the NEO), in the subsequent year. The amount of cash bonus earned during 2014 under each of the bonus programs is contained in the "2014 Annual and LTIP Bonus Awards" table on page 32 of this Proxy Statement.

(3)
These amounts represent the aggregate increase in the actuarial present value of accumulated benefits under Employers Mutual’s qualified pension plan and non-qualified supplemental retirement plan.  During 2013, the aggregate actuarial present value of accumulated benefits under these plans decreased $137,453 for Mr. Jean. In accordance with the rules prescribed by the SEC, this negative amount is not reflected in the table. There were no above-market or preferential earnings on any deferred compensation amounts.

(4)	The following table identifies and quantifies each item of compensation included in the All Other Compensation column for 2014:

	Employer Contributions to
Name	401 (k) Plan ($) (a)	Non-Qualified Plans ($) (a)	Perquisites ($) (b)	Company Paid Insurance Premiums ($)	Compensation Earned on Restricted Stock ($) (c)	Total ($)

Bruce G. Kelley	7,800	318,336	20,479	14,903	6,580	368,098

Mark E. Reese	7,800	49,120	893	7,053	2,467	67,333

Kevin J. Hovick	7,800	195,685	21,254	15,184	4,935	244,858

Ronald W. Jean	7,800	34,954	8,141	20,959	4,935	76,789

Jason R. Bogart	7,800	104,212	19,458	5,967	2,115	139,552

(a)
These amounts represent matching contributions made by Employers Mutual under its 401(k) plan (qualified) and the BENEP (non-qualified), and supplemental retirement benefits, if any, received under the SERP II (non-qualified).  Amounts attributable to the BENEP match and the SERP II, if any, are contained in the “Non-Qualified Deferred Compensation Table” on page 41 of this Proxy Statement.

(b)	These amounts represent the aggregate incremental cost Employers Mutual incurred to provide the listed benefits, which were calculated as follows:
Company-Owned Auto – Total business miles driven in 2014 were multiplied by the IRS reimbursable rate for personal auto usage (56 cents per mile) and this amount was subtracted from the costs incurred to own and operate the company-owned auto during 2014.  The depreciation amount used in this calculation was based on the actual purchase price of the auto, with an estimated useful life of four years.  In 2014, personal auto usage amounted to $6,763 for Mr. Kelley, $9,820 for Mr. Hovick, $4,488 for Mr. Jean and $7,337 for Mr. Bogart.
Club Membership Fees – The total amount paid for country club and dinner club membership fees was reported as the aggregate incremental cost because the memberships are not used exclusively for business entertainment purposes.  In 2014, membership fees amounted to $6,996 for Mr. Kelley, $6,286 for Mr. Hovick and $6,996 for Mr. Bogart.
Spousal Travel – These amounts reflect additional transportation costs, program fees and meal expenses incurred by Employers Mutual when the named executive officer’s spouse accompanied him on business trips.  In 2014, spousal travel amounted to $4,740 for Mr. Kelley, $543 for Mr. Reese, $4,798 for Mr. Hovick, $3,653 for Mr. Jean and $4,740 for Mr. Bogart.
Financial Planning and Tax Preparation Services – In 2014, such fees amounted to $1,980 for Mr. Kelley, $350 for Mr. Reese, $350 for Mr. Hovick and $385 for Mr. Bogart.

(c)	These amounts represent compensation income (equal to the amount of dividends paid on the Company's Common Stock) earned on unvested shares of restricted stock.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Compensation Committee Approval Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	All Other Stock Awards: Number of Shares of Stock (#) (2)	Grant Date Fair Value of Stock Awards ($) (3)

Bruce G. Kelley	—	—	—	832,000	1,222,000	—	—
	3/1/14	1/31/14	—	—	—	4,000	122,940

Mark E. Reese	—	—	—	223,000	328,000	—	—
	3/1/14	1/31/14	—	—	—	1,500	46,102

Kevin J. Hovick	—	—	—	385,000	566,000	—	—
	3/1/14	1/31/14	—	—	—	3,000	92,205

Ronald W. Jean	—	—	—	452,000	665,000	—	—
	3/1/14	1/31/14	—	—	—	3,000	92,205

Jason R. Bogart	—	—	—	237,000	349,000	—	—
	3/1/14	1/31/14	—	—	—	1,500	46,102

(1)
These amounts represent potential cash bonus awards available under the Annual Bonus Program and the LTIP for 2014.  The target amounts represent the amount of bonus that would be earned by each named executive officer if the performance targets for the two performance objectives in the Annual Bonus Program that have targets (increase in written premium and combined trade ratio) were reached.  The third performance objective contained in the Annual Bonus Program, which measures the percentage change in statutory surplus for the year, does not have a performance target.  The calculation of the target amount for this component of the bonus plan reflects the amount of bonus that would be generated by this objective based on a projected 8.5% increase in surplus, which was the amount used in materials presented to the two compensation committees during their review of the projected executive bonus calculations using projected results for EMC Insurance Companies and the insurance industry.  The target amount for the LTIP represents the projected bonus amount using actual Annual Bonus Program results for 2012 and 2013, and the projected amount for 2014.

(2)	These amounts represent restricted stock awards granted in 2014.

(3)	The average of the high and low trading prices of the Company's Common Stock on the date of the grant was used to determine the fair value of the restricted stock awards.

Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table
Restricted Stock Awards. Restricted stock awards vest at a rate of 25% per year, commencing on the first anniversary of the award. Holders of unvested shares of restricted stock receive compensation income in the amount of any dividends declared on the Company's Common Stock. Unvested awards are automatically forfeited upon a participant's termination of employment, except in the case of death or disability.
Stock Options.  Prior to 2013, Employers Mutual’s executive officers were eligible for stock option awards that were intended to provide long-term incentive opportunities.  Employers Mutual’s 2007 Plan, as well as its predecessor stock option plans, provide that all stock options must be granted at prices equal to the fair value of the Company’s Common Stock on the date of grant, with fair value determined as the average of the high and low trading prices of the Common Stock on the date of grant.  Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award; however, all unvested option awards automatically vest upon a participant’s death, disability or retirement.
All qualified stock options may be exercised in conjunction with a cashless exercise strategy in which previously owned shares are sold to cover the cost of the exercise. All non-qualified stock options may be exercised in conjunction with a cashless exercise strategy in which enough shares acquired in the exercise of an option award are sold to cover the cost of the exercise, as well as required tax withholding.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Bruce G. Kelley					7,000	248,220
	*4,430	—	19.3500	3/1/2015
	27,000	—	23.4670	3/5/2018
	18,000	—	18.8650	3/3/2019
	14,400	3,600	20.6750	3/1/2020
	10,800	7,200	24.4050	3/1/2021
	3,600	5,400	20.9800	3/1/2022

Mark E. Reese					2,625	93,083
	*3,000	—	24.6000	3/1/2016
	*3,000	—	25.4550	3/9/2017
	*3,000	—	23.4670	3/5/2018
	6,000	—	18.8650	3/3/2019
	4,800	1,200	20.6750	3/1/2020
	3,600	2,400	24.4050	3/1/2021
	1,800	2,700	20.9800	3/1/2022

Kevin J. Hovick					5,250	186,165
	*6,000	—	19.3500	3/1/2015
	*3,000	—	24.6000	3/1/2016
	*3,000	—	25.4550	3/9/2017
	*3,000	—	23.4670	3/5/2018
	6,000	—	18.8650	3/3/2019
	2,400	600	20.6750	3/1/2020
	9,000	6,000	24.4050	3/1/2021
	6,000	9,000	20.9800	3/1/2022

Ronald W. Jean					5,250	186,165
	—	3,000	20.6750	3/1/2020
	—	6,000	24.4050	3/1/2021
	—	9,000	20.9800	3/1/2022

Jason R. Bogart					2,250	79,785
	*3,000	—	19.3500	3/1/2015
	*1,500	—	24.6000	3/1/2016
	*1,500	—	25.4550	3/9/2017
	*1,500	—	23.4670	3/5/2018
	3,000	—	18.8650	3/3/2019
	1,200	300	20.6750	3/1/2020
	9,000	6,000	24.4050	3/1/2021
	1,800	2,700	20.9800	3/1/2022

*	Incentive (Qualified) stock options.

(1)
Stock options generally have a term of ten years and vest at a rate of 20% per year, commencing on the first anniversary of the option award.  All unvested stock options automatically vest upon the death, disability or retirement of the NEO.

(2)
Restricted stock awards vest at a rate of 25% per year, commencing on the first anniversary of the award. Unvested awards are automatically forfeited upon a participant's termination of employment, except in the case of death or disability.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bruce G. Kelley	—	—	1,000	30,735

Mark E. Reese	6,000	76,743	375	11,526

Kevin J. Hovick	1,000	6,985	750	23,051

Ronald W. Jean	4,673	229,465	750	23,051

Jason R. Bogart	658	3,106	250	7,684

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)

Bruce G. Kelley	Pension Plan	29	969,153
	Supplemental Retirement Plan	29	1,942,734

Mark E. Reese	Pension Plan	29	589,905
	Supplemental Retirement Plan	29	124,429

Kevin J. Hovick	Pension Plan	35	674,338
	Supplemental Retirement Plan	35	229,197

Ronald W. Jean	Pension Plan	35	2,236,399
	Supplemental Retirement Plan	35	4,017,893

Jason R. Bogart	Pension Plan	21	279,264
	Supplemental Retirement Plan	21	28,778

(1)
The number of years of credited service for Messrs. Kelley, Reese, Hovick and Bogart is not relevant in the calculation of their pension benefits because their benefits are determined under the cash balance formula in the pension and supplemental retirement plans.

Employers Mutual sponsors a tax-qualified defined benefit plan covering all eligible employees of Employers Mutual (the “Pension Plan”).  Employers Mutual also sponsors a non-qualified defined benefit supplemental retirement plan (the “SRP”) covering certain of its management and highly compensated employees, which group includes the Company’s NEOs.  The SRP provides a benefit to eligible employees whenever 100% of their pension benefit under the Pension Plan is not permitted to be paid through the Pension Plan because of limits imposed by the Code (limit on compensation that can be taken into account and limit on benefits that can be paid) and/or because of elective deferrals of covered compensation under any non-qualified deferred compensation plan.
Both plans contain a traditional defined benefit formula pension benefit (traditional formula) for certain eligible employees, and a cash balance formula for all other eligible employees.  Employees employed prior to January 1, 1988 and who were 50 years old, or older, on January 1, 2000, have their benefits determined under the Pension Plan and SRP using the traditional formula, based on a combination of average pay and years of service.  Employees who do not meet this criteria have their pension benefit determined under the cash balance formula in the Pension Plan and SRP.  For long-term employees, the traditional formula will produce a significantly larger retirement benefit than the cash balance formula.  This is especially true for executive officers when large cash bonuses are paid in their later years of employment, when base salary and credited years of service are at their highest levels.  Mr. Jean's Pension Plan and SRP benefits are determined using the traditional formula.  Messrs. Kelley, Reese, Hovick and Bogart have their Pension Plan and SRP benefits determined using the cash balance formula.
Normal retirement age for participants under the Pension Plan’s and SRP’s traditional formula is age 65.  Early retirement can be elected by a participant who has reached age 55.  The benefit paid on an early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 52% at age 55 to 99%, depending on age.  There are no early or normal retirement ages for participants under the cash balance formula in the Pension Plan and SRP.  Upon completion of three years of service or upon the attainment of age 55, a participant’s retirement benefit becomes vested and the participant is entitled to receive the current value of his or her retirement account upon termination of employment for any reason, including retirement.
The normal form of benefit under the Pension Plan’s traditional formula is a single life annuity with payment guaranteed for ten years.  Various other types of annuities, as well as a lump sum payment, are also available.  The accrued benefit under the SRP’s traditional formula is calculated as a single life annuity (with ten years certain) and is converted to an actuarially equivalent lump sum, which is then paid to the employee over a period of one to ten years, depending on the amount of the benefit.  The normal form of benefit under the Pension Plan’s and SRP’s cash balance formula is a lump sum payment, but an annuity is also available.  All alternative payment options are the actuarial equivalent of the normal form of benefit.
Generally, compensation utilized for pension formula purposes includes base salary and cash bonuses paid.
The actuarial valuation method used to determine the present value of accumulated retirement benefits is the unit cost method, which is the same method used to calculate the Company’s accumulated benefit obligation under FASB ASC Topic 715.  Inherent in the actuarial valuation of retirement benefits are several key assumptions, including the discount rate and the expected long-term rate of return on plan assets.  For a discussion of the key assumptions utilized by the Company to value retirement benefits, see the heading entitled “Critical Accounting Policies and Estimates” contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company's 2014 Annual Report to Stockholders.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($) (1)	Employer BENEP Contributions in Last FY ($)	Employer SRP II Contributions in Last FY ($)	Total Employer Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions($)	Aggregate Balance at Last FYE ($) (3)

Bruce G. Kelley	856,422	60,571	257,765	318,336	362,788	—	5,612,481

Mark E. Reese	60,672	18,431	30,689	49,120	72,880	—	1,068,442

Kevin J. Hovick	38,652	29,751	165,934	195,685	91,529	—	1,438,131

Ronald W. Jean	34,954	34,954	—	34,954	86,107	—	1,159,975

Jason R. Bogart	24,220	19,594	84,618	104,212	21,614	16,051	393,513

(1)	These amounts are included as compensation in the Summary Compensation Table under the "Salary" and "Non-Equity Incentive Plan Compensation" columns.

(2)	These amounts are included as compensation income in the Summary Compensation Table under the "All Other Compensation" column.

(3)	The aggregate balance includes the following executive and employer contributions from years prior to 2014:

Name	Executive Contributions Prior to 1/1/2014 ($)	Employer Contributions Prior to 1/1/2014 ($)	Total ($)

Bruce G. Kelley	1,363,900	1,404,906	2,768,806

Mark E. Reese	285,381	303,551	588,932

Kevin J. Hovick	189,699	626,004	815,703

Ronald W. Jean	234,649	234,648	469,297

Jason R. Bogart	92,606	113,458	206,064

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Non-Qualified Deferred Compensation
Employers Mutual also maintains the BENEP, which allows all executive officers at the level of vice president and above, and all other employees whose base salary is equal to or greater than the Code definition of a highly compensated employee (for 2014 - $115,000) to defer up to 75% of their eligible compensation under the BENEP.  Employees who are eligible for the BENEP may also defer some, or all, of any bonus received under the Annual Bonus Program, but may not defer any portion of any bonus received under the LTIP.  Employers Mutual matches 100% of the first 5% of covered compensation deferred under the BENEP for vice presidents and above, including all of the Company’s NEOs.
Effective November 11, 2009, Employers Mutual established the Employers Mutual Casualty Company Defined Contribution Supplemental Executive Retirement Plan (“SERP II”), which provides additional deferred compensation for a select group of designated officers.  Under the SERP II, a benefit amount, if any, is calculated based on the present value of 50% of the officer’s projected total cash compensation at normal retirement, reduced by other retirement benefits provided.  If the officer has less than 20 years of service, the contribution is adjusted on a pro-rata basis.
Effective July 1, 2001, Employers Mutual established the Option It! Deferred Bonus Compensation Plan (the “Option It! Plan”).  The Option It! Plan allowed executive officers to defer some or all of their cash bonus awards until January 1, 2005, when that plan was amended to comply with the requirements of Section 409A of the Code.  Due to changes in the applicable law, it became necessary to freeze the Option It! Plan, thus prohibiting any new contributions to that plan.  The changes in the applicable law also limited the investment options of the participants in such plans; so, on June 30, 2007, the Option It! Plan was terminated.  Employers Mutual created a new deferred compensation plan effective July 1, 2007, known as the Employers Mutual Casualty Company Board and Executive Non-Qualified Excess Plan II (the “BENEP II Plan”).  Participants in the Option It! Plan were permitted to take cash settlements from the Option It! Plan or roll the deferred compensation into the new BENEP II Plan.  The BENEP II Plan is frozen to new deposits, but allows participants greater investment options compared to the Option It! Plan.  Mr. Reese has deferred compensation in the BENEP II Plan.

COMPENSATION COMMITTEE REPORT
As reported above, the Compensation Committee of the Board of Directors is comprised of three members.  All members of the Compensation Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC.  The Compensation Committee’s duties and responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.
The Compensation Committee met on January 31, 2014 with a representative of the Hay Group, Inc. (the compensation consultant retained by the Compensation Committee), who provided a status update on several compensation-related provisions under the Dodd-Frank Act, including the reporting requirements governing the Company’s compensation policies and practices as they relate to risk management.  The Compensation Committee members then discussed current compensation practices for all of Employers Mutual’s employees.  During this discussion, it was noted that all base salaries, including executive officer base salaries, are based on comparative compensation survey information.  As a result, the base salaries paid to Employers Mutual’s employees were not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.
Employers Mutual’s bonus plans were then reviewed.  Following is a summary of those discussions:

1.
Contingent Salary Plan (CSP) – The CSP is available to all employees of Employers Mutual who were employed during the plan year and who remain employed (or are retired, disabled or deceased) at the end of the plan year.  Eligible employees receive a contingent salary payment equal to a percentage of their base salary (up to a maximum of 10%, with that percentage doubled for Employers Mutual's officers) in March, if the statutory combined trade ratio for the previous year meets the criteria previously established for the year.  The actual payment percentage is determined by a formula for the plan year that is based on the difference between the statutory combined trade ratio achieved and the target ratio for the plan year.  Employees eligible for other bonus programs (including the NEOs under the Annual Bonus Program) receive the larger of the “bonus” or the “contingent salary payment” for the plan year, but not both.  Contingent salary payments equal to 2.2% of base pay (or 4.4% of base pay in the case of Employers Mutual's officers) were made to eligible employees in March 2015, based upon 2014 results.  Because payments, if any, under the CSP are based solely on the statutory combined trade ratio of the consolidated group, payments under this plan are focused on profitability rather than growth, and are therefore not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

2.
Annual Bonus Program – As previously noted, bonus payments under this plan are based on three separate performance objectives, with the most emphasis placed on the statutory combined trade ratio, followed by the change in policyholders’ surplus and the increase in net written premium.  As a result, bonus payments under this plan are primarily focused on profitability rather than growth.  It was also noted that a very limited number of employees are eligible for this bonus plan and that each participant’s bonus is capped at a predetermined percentage of his or her base compensation.  In addition, the bonus is not tied to the price of the Company’s stock, which eliminates any risks related to short-term price changes.  Based on this discussion, it was determined that bonus payments under this plan are not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

3.
LTIP – This plan is identical to the Annual Bonus Program, except that the LTIP calculations are based on a rolling three-year average and no minimums or maximums are applied to the annual calculations.  Since the performance objectives for this plan are the same as those utilized in the Annual Bonus Program, the discussion points and conclusions reached for the Annual Bonus Program apply to the LTIP as well.

4.
Individual Bonus Plans – These bonus plans, which are applicable to the branch managers and the heads of various subsidiary companies, are based on the profitability of the operations they oversee and the dollars involved are not considered material.  As a result, it was determined that bonus payments under these plans are not deemed to create risks that are reasonably likely to have a material adverse effect on the Company.

To support the Company's focus on compensation program governance and risk management in relation to executive compensation, the Company's Board of Directors approved implementation of the Employers Mutual Casualty Company Policy for Recovery of Erroneously Awarded Incentive-Based Compensation (the "Clawback Policy") on December 29, 2014. The Clawback Policy is applicable to incentive compensation performance periods in progress as of the adoption of the policy and paid on or after January 1, 2015, including those associated with the Annual Bonus Program and LTIP, along with other executive compensation plans administered by Employers Mutual. The Clawback Policy enables the Company and Employers Mutual to recover previously awarded incentive-based executive compensation in the event Employers Mutual is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements.
Benefit plans were not discussed due to the fact that the benefit plans, with the exception of the BENEP and the SERP II, are provided to all employees.  The BENEP provides a 5% company match on the first 5% of compensation deferred by executive officers.  The SERP II was implemented in 2009 for the purpose of attracting and retaining key executives by providing additional deferred compensation to achieve a targeted 50% replacement ratio of retirement income to cash compensation at the time of retirement.  The benefits provided under the SERP II are based on market data provided by the Hay Group.  The Compensation Committee was advised that the costs associated with the BENEP and SERP II are not material, and are therefore not deemed by management to create risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee has reviewed the disclosures contained in the Compensation Discussion and Analysis and discussed such disclosures with management of the Company.  Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the 2014 Form 10-K.

The Compensation Committee has reviewed the responses to various inquiries that were submitted to the Hay Group, Inc. and Brian F. Tobin, the Midwest Region Practice Leader - Executive Compensation for the Hay Group. Those inquiries asked the respondents for information on several factors that could affect the independence of the Hay Group and Mr. Tobin (who has served for several years as the Compensation Committee's primary point of contact with the Hay Group) as compensation advisers to the Committee. Nothing contained in those responses has caused the Compensation Committee to question the independence of the Hay Group, Inc. or Mr. Tobin with respect to the compensation advisory services provided by them to the Company.
The undersigned members of the Compensation Committee have submitted this report.

Compensation Committee
Stephen A. Crane
Jonathan R. Fletcher, Chair
Robert L. Howe

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a former or current officer or employee of the Company or any of the Company’s subsidiaries.  To the Company’s knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of the Proxy Statement pursuant to applicable SEC regulations.  No executive officer of the Company has served on the board of directors or compensation committee of any company that has, or has had, one or more of its executive officers serving as a director of the Company.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)

Stephen A. Crane	105,500	7,186	112,686

Jonathan R. Fletcher	82,750	—	82,750

Robert L. Howe	91,000	12,329	103,329

Gretchen H. Tegeler	95,750	12,328	108,078

(1)
Non-employee directors of the Company are eligible to participate in Employers Mutual’s 2013 Non-Employee Director Stock Purchase Plan.  Under that plan, directors can purchase the Company’s Common Stock in an amount up to 100% of their annual retainer, at a price equal to 75% of the fair value of the Common Stock on the purchase date.  The amounts reported for Mr. Crane, Mr. Howe and Ms. Tegeler reflect the discount received on the purchase of 1,000, 1,596, and 1,618 shares, respectively, of the Company’s Common Stock under this Plan.

In 2014, each member of the Company’s Board of Directors who was not an officer or employee of the Company was paid $2,000, plus expenses, for each board meeting or day of continuing education (lasting more than two hours) attended, plus a $37,000 annual retainer.  Non-employee directors were also paid $2,000 ($3,000 for committee chairs) for each committee meeting attended and $250 for each educational program or seminar attended lasting less than two hours.  In addition, the chair of the Audit Committee was paid a $12,000 annual fee, the chair of the Board of Directors was paid a $15,000 annual fee, and the chairs of all other board committees were paid a $4,000 annual fee.  Non-employee directors are eligible to defer some or all of their board and/or committee fees into the BENEP.

EQUITY COMPENSATION PLAN INFORMATION
The table below provides certain information related to compensation plans under which the Company’s equity securities are authorized for issuance to employees of Employers Mutual and non-employee directors of Employers Mutual and its subsidiaries and affiliate, and the Company, as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	901,583	$22.34	1,062,940

Equity compensation plans not approved by security holders (2)	—	—	186,539

Total	901,583	$22.34	1,249,479

(1)
Consists of Employers Mutual's 2007 Stock Incentive Plan, 2003 Incentive Stock Option Plan and 2008 Employee Stock Purchase Plan. Securities available for future issuance includes 748,634 shares that may be issued in the form of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards under Employers Mutual's 2007 Stock Incentive Plan.

(2)	Consists of Employers Mutual’s 2013 Non-Employee Director Stock Purchase Plan.
For a description of each plan, see Note 13 of Notes to Consolidated Financial Statements in the Company's 2014 Annual Report to Stockholders.

AUDIT COMMITTEE REPORT

As previously noted, the Audit Committee of the Board of Directors is composed of three members.  All members of the Audit Committee are independent under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC.  The Audit Committee’s responsibilities are described in a written charter, which may be viewed on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.
Management is responsible for the internal controls and financial reporting processes of the Company.  The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit.  The independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report to the Company’s stockholders and Board of Directors on the results of this audit.  The Audit Committee’s responsibility is to monitor and oversee these processes.
At each of its ten meetings during calendar year 2014, the Audit Committee met and held discussions with management.  Four of these meetings included sessions at which management was not present.  Ernst & Young

LLP (“Ernst & Young”), the Company's independent registered public accounting firm, attended and was included in the discussions at nine of the ten of the Audit Committee meetings.  The Audit Committee discussed with Ernst & Young the results of its audit of the consolidated financial statements and its assessment of the effectiveness of the Company’s internal control over financial reporting.
During 2014, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002.  The Audit Committee was kept apprised of the Company’s progress by management and Ernst & Young at each regularly scheduled Audit Committee meeting.  Management provided the Audit Committee with a report of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee reviewed management’s and Ernst & Young’s evaluations of the effectiveness of the Company’s internal control over financial reporting to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  The Audit Committee also reviewed and discussed the consolidated financial statements with management and Ernst & Young.  In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the PCAOB.
Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence), and the Audit Committee reviewed with Ernst & Young that firm’s independence.  The Audit Committee determined that the non-audit services provided by Ernst & Young to the Company during calendar year 2014 were compatible with maintaining its independence.
Based on the Audit Committee’s discussions with management and Ernst & Young, the Audit Committee’s review of the representations of management and the reports of Ernst & Young, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC for the year ended December 31, 2014.  The Audit Committee also has recommended that the stockholders ratify the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2015.

Audit Committee
Stephen A. Crane
Robert L. Howe
Gretchen H. Tegeler, Chair

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following information is furnished as to the Common Stock of the Company owned beneficially as of March 16, 2015, by each of the Company’s directors and NEOs individually, and the directors and “executive officers” of the Company (as designated by the Company’s Board of Directors) as a group.  The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the SEC regarding such ownership.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Jason R. Bogart	32,310	(2)

Stephen A. Crane	5,662		*

Jonathan R. Fletcher	5,500		*

Kevin J. Hovick	55,718	(3)	*

Robert L. Howe	11,424		*

Ronald W. Jean	55,169	(4)	*

Bruce G. Kelley	230,656	(5)	1.68%

Mark E. Reese	39,601	(6)	*

Gretchen H. Tegeler	6,265		*

All Directors and Executive Officers as a Group (23 persons, including those listed above)	631,998	(7)	4.62%
* Less than one percent.

(1)	All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2)
Jason R. Bogart directly owns 3,985 shares of Common Stock. has presently exercisable options to purchase 23,700 shares, and has voting rights with respect to 4,625 shares of unvested restricted stock, which shares are included in the table.

(3)
Kevin J. Hovick directly owns 11,468 shares of Common Stock, has presently exercisable options to purchase 39,000 shares, and has voting rights with respect to 5,250 shares of unvested restricted stock, which shares are included in the table.

(4)	Ronald W. Jean, who retired January 2, 2015, directly owns 55,169 shares of Common Stock.

(5)
Bruce G. Kelley owns 137,356 shares of Common Stock directly and 1,500 shares indirectly, which shares are owned by his spouse. In addition, he owns presently exercisable options to purchase 82,800 shares and has voting rights with respect to 9,000 shares of unvested restricted stock, which shares are included in the table.

(6)
Mark E. Reese directly owns 7,726 shares of Common Stock, has presently exercisable options to purchase 28,500 shares, and has voting rights with respect to 3,375 shares of unvested restricted stock, which shares are included in the table.

(7)
The total number of shares of Common Stock of the Company owned by all directors and executive officers includes shares owned directly and indirectly by such individuals, together with presently exercisable options to purchase shares and shares of unvested restricted stock for which the executive officer has voting rights.  Included in that total are shares owned beneficially by Richard W. Hoffmann,

Vice President, General Counsel and Secretary of the Company, which include shares owned directly and indirectly; presently exercisable options to purchase shares; shares of unvested restricted stock for which Mr. Hoffmann has voting rights; beneficial ownership of his spouse's presently exercisable options to purchase shares; and beneficial ownership of shares of unvested restricted stock for which Mr. Hoffmann's spouse has voting rights.  Mr. Hoffmann's spouse is an officer, but not an executive officer, of Employers Mutual. Also included in that total are shares beneficially owned by Ronald A. Paine, Senior Vice President of the Company, which includes shares owned directly and indirectly; presently exercisable options to purchase shares; shares of unvested restricted stock for which Mr. Paine has voting rights; beneficial ownership of his spouse's presently exercisable options to purchase shares; and beneficial ownership of shares of unvested restricted stock for which Mr. Paine's spouse has voting rights. Mr. Paine's spouse is an officer, but not an executive officer, of Employers Mutual.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding those entities known to the Company to own beneficially more than five (5) percent of the Company’s Common Stock, or who filed a Schedule 13G with the SEC regarding their ownership of the Company’s Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	Employers Mutual Casualty Company 717 Mulberry Street Des Moines, Iowa 50309	7,847,852 (1)	57.31%

Common	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,106,182 (2)	8.08%

(1)
On March 16, 2015, Employers Mutual owned approximately 57.31% of the outstanding Common Stock of the Company.  Employers Mutual intends to retain ownership of a majority of the Company’s Common Stock in the foreseeable future.  This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will enable it to control the election of the Board of Directors of the Company.  The Company’s operations are integrated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual.  The Company does not anticipate any disruptions in this relationship.

(2)
The information shown is based upon a Schedule 13G, filed February 5, 2015, with the SEC by Dimensional Fund Advisors LP, a registered investment advisor.  Dimensional Fund Advisors LP reported sole voting power with respect to 1,082,921 shares and sole dispositive power with respect to all of the shares.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
The operations of the Company are highly integrated with those of Employers Mutual through participation in a property and casualty reinsurance pooling agreement (the "Pooling Agreement"), a reinsurance retrocessional quota share agreement (the "Quota Share Agreement") and an excess of loss reinsurance agreement (the “Excess of Loss Agreement”).  In addition, the Company is completely dependent upon Employers Mutual's employees, facilities and information technology systems to conduct its business.  As a result of these operational relationships, there are numerous transactions between the Company and Employers Mutual that occurred on an ongoing basis in the ordinary course of business during 2014 and that will continue to occur on an ongoing basis in the ordinary course of business during 2015.
All transactions occurring under the Pooling Agreement, Quota Share Agreement and Excess of Loss Agreement are based on statutory accounting principles. Certain adjustments are made to the statutory-basis amounts assumed by the property and casualty insurance subsidiaries and the reinsurance subsidiary to bring the amounts into compliance with U.S. generally accepted accounting principles.
During 2014, the Company's three property and casualty insurance subsidiaries, along with Employers Mutual and its two property and casualty insurance subsidiaries and an affiliate, were parties to the Pooling Agreement under which the property and casualty insurance business written by the participating companies is pooled.  Under the terms of the Pooling Agreement, each participant cedes to Employers Mutual all of its property and casualty insurance business, with the exception of any voluntary reinsurance business assumed from non-affiliated insurance companies, and assumes from Employers Mutual an amount equal to its designated participation percentage in the pool.  All premiums, losses, settlement expenses and other underwriting and administrative expenses, excluding the voluntary reinsurance business assumed by Employers Mutual from non-affiliated insurance companies, are pooled and then prorated among the parties to the Pooling Agreement on the basis of their respective participation percentages.  The Company's three property and casualty insurance subsidiaries together shared an aggregate 30% participation interest in the pool in 2014, and will maintain an aggregate 30% participation interest in the pool in 2015.  The remaining 70% participation interest is allocated to Employers Mutual and its subsidiaries and affiliate.  Employers Mutual negotiates reinsurance agreements that provide protection to the pool and each of its participants, including protection against losses arising from catastrophic events.  Operations of the pool give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days after the end of each month.  The investment and income tax activities of the pool participants are not subject to the Pooling Agreement.
The purpose of the Pooling Agreement is to spread the risk of an exposure insured by any of the participants among all the companies participating in the pool.  The Pooling Agreement produces a more uniform and stable underwriting result from year to year for all companies in the pool than might be experienced on an individual basis.  In addition, each company benefits from the capacity of the entire pool, rather than being limited to the policy exposures of a size commensurate with its own assets, and from the wide range of policy forms, lines of insurance written, rate filings and commission plans offered by each of the companies.
During 2014, the Company's property and casualty insurance subsidiaries ceded direct premiums earned of $372,658,137, direct losses and settlement expenses incurred of $227,381,958, direct underwriting expenses incurred of $58,275,362 and direct policyholder dividends incurred of $8,425,110 to Employers Mutual pursuant to the terms of the Pooling Agreement.  The property and casualty insurance subsidiaries assumed from Employers Mutual their aggregate 30% participation interest in the pool, which included premiums earned totaling $422,380,879, losses and settlement expenses incurred totaling $297,772,094, underwriting expenses incurred totaling $130,721,851 and policyholder dividends totaling $7,842,054.  The Pooling Agreement remains in effect during 2015 and will continue to function in accordance with the terms described above, although the specific amounts to be ceded by the Company's property and casualty insurance subsidiaries to Employers Mutual and to be assumed by the subsidiaries from Employers Mutual will not be determined prior to year-end 2015. Additional information concerning the Pooling Agreement is contained in the 2014 Form 10-K.
One of the Company’s insurance subsidiaries, Dakota Fire Insurance Company, leases office space from EMC National Life Company, an affiliate of Employers Mutual.  This lease expense, which amounted to $250,405 in 2014, is included as an expense under the Pooling Agreement.
The Company’s reinsurance subsidiary and Employers Mutual are parties to the Quota Share Agreement and the Excess of Loss Agreement.  Under the terms of the Quota Share Agreement, the reinsurance subsidiary assumes 100 percent of Employers Mutual’s assumed reinsurance business, exclusive of certain reinsurance contracts. This includes all premiums and related losses, settlement expenses and other underwriting and administrative expenses of this business.  Under the terms of the Excess of Loss Agreement (covering both business assumed from Employers Mutual through the Quota Share Agreement, as well as business obtained outside the Quota Share Agreement), the reinsurance subsidiary retains the first $4,000,000 of losses per event, and also retains 20.0 percent of any losses between $4,000,000 and $10,000,000 and 10.0 percent of any losses between $10,000,000 and $50,000,000.  During 2014, the cost of the excess of loss reinsurance protection was 8.0 percent of the reinsurance subsidiary’s total assumed reinsurance premiums. The reinsurance subsidiary assumed from Employers Mutual premiums earned totaling $122,063,548 and losses and settlement expenses incurred totaling $79,499,258.  Total premiums earned and losses and settlement expenses incurred ceded back to Employers Mutual by the reinsurance subsidiary during 2014 under the Excess of Loss Agreement amounted to $10,339,395 and ($720,101), respectively.  It is customary in the reinsurance business for the assuming company to compensate the ceding company for the acquisition expenses incurred in the generation of the business.  Commissions incurred by the reinsurance subsidiary under the Quota Share Agreement with Employers Mutual amounted to $25,621,145 for the business assumed in 2014.  The reinsurance subsidiary also assumes all foreign currency exchange gains/losses associated with contracts incepting on January 1, 2006 and thereafter that are subject to the Quota Share Agreement.  The net foreign currency exchange gain assumed by the reinsurance subsidiary in 2014 was $1,033,364.  Operations of the Quota Share Agreement and Excess of Loss Agreement give rise to inter-company balances between the Company and Employers Mutual, which are settled within 45 days after the end of each quarter. The investment and income tax activities of the reinsurance subsidiary are not subject to either the Quota Share Agreement or the Excess of Loss Agreement.  The Quota Share Agreement and the Excess of Loss Agreement remain in effect during 2015 and will continue to function in accordance with the terms described above. The specific amounts to be assumed and ceded between the Company's reinsurance subsidiary and Employers Mutual will not be determined prior to year-end 2015. Additional information concerning the Quota Share Agreement and the Excess of Loss Agreement is contained in the 2014 Form 10-K.
Employers Mutual utilizes its employees, facilities and information technology systems to provide various services to all of its subsidiaries and affiliates, including the Company and its subsidiaries.  These services include data processing, claims, financial, legal, actuarial, auditing, marketing and underwriting.  Employers Mutual allocates a portion of the cost of these services to its subsidiaries that do not participate in the Pooling Agreement based upon a number of criteria, including usage of the services and the number of transactions.  The remaining costs are allocated to the pool and each pool participant shares in the total costs in accordance with its participation percentage as established under the terms of the Pooling Agreement.  Costs allocated to the Company by Employers Mutual for services provided to the Company and its subsidiaries that do not participate in the Pooling Agreement amounted to $3,539,928 in 2014.  The allocation of costs to the Company and its subsidiaries that do not participate in the Pooling Agreement will continue in 2015, although the specific amounts will not be determined prior to year-end.
The Company's investment expenses are based on actual expenses directly incurred by the Company and its subsidiaries plus an allocation of other investment expenses incurred by Employers Mutual, with the allocation being based on a weighted-average of total invested assets and number of investment transactions executed during the year.  Investment expenses allocated to the Company by Employers Mutual amounted to $1,300,444 in 2014.  Investment expenses will continue to be allocated to the Company by Employers Mutual in 2015, although the specific amount will not be determined prior to year-end.
Three of the Company's insurance subsidiaries have issued an aggregate of $25 million of surplus notes to Employers Mutual, with such notes bearing a fixed interest rate of 1.35% per annum during 2014.  No principal payments were made on the surplus notes during 2014.  Interest in the amount of $384,375 (for calendar year 2013, when the interest rate was higher during the first portion of the year) was paid by the subsidiaries to Employers Mutual early in 2014, and interest in the amount of $337,500 (for calendar year 2014) was accrued at December 31, 2014 and paid early in 2015 upon receipt of approval from insurance regulatory authorities.  The surplus notes do not have a stated maturity date and interest will continue to accrue on the surplus notes during 2015.
Employers Mutual advances on behalf of the Company and its subsidiaries any federal and state taxes due at the time of the filing of the respective returns.  The Company and its subsidiaries then reimburse Employers Mutual for the payment of such taxes in conjunction with the settlement of monthly/quarterly inter-company balances.  During 2014, Employers Mutual advanced, and the Company and its subsidiaries reimbursed, $8,813,436 of such taxes.
The Company operates an excess and surplus lines insurance agency through a subsidiary.  This agency received $433,722 of commission income from Employers Mutual during 2014 as compensation for its duties as managing underwriter for excess and surplus lines insurance for several of the insurance companies participating in the Pooling Agreement.  This subsidiary, which does not participate in the Pooling Agreement, also received an allocation of operating expenses from Employers Mutual as noted above.  The payment of commissions from Employers Mutual to the subsidiary, and an allocation of operating expenses to the subsidiary, will continue in 2015, although the specific amounts will not be determined prior to year-end.

As a result of the numerous transactions between the Company and Employers Mutual that occur on an ongoing basis, the Company has established procedures whereby independent directors of the Company review and approve and/or ratify these transactions, as well as other transactions qualifying as a "related persons transaction" as defined under SEC rules.  The procedures for the review of "related persons transactions" are as follows:

•
Any new "material contract", proposed material change to an existing "material contract" or transaction resulting from a "material contract" involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate is subject to review and approval by the Inter-Company Committee in accordance with procedures set forth in the committee Charter.  The Inter-Company Committee is composed of three directors of the Company who have been determined by the Board of Directors to qualify as "independent" directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company.  Under the Inter-Company Committee’s Charter, these contracts or transactions must be approved by the unanimous consent of the committee members based on a finding that the transaction is "fair and reasonable" to the Company and its stockholders.  The most significant material contracts subject to review and approval by the Inter-Company Committee include the Pooling Agreement, the Quota Share Agreement and the Excess of Loss Agreement, all of which have previously been reviewed and approved by the Inter-Company Committee.  "Material contracts" subject to review by the Inter-Company Committee are deemed to include, in addition to the Pooling Agreement, the Quota Share Agreement and the Excess of Loss Agreement, any contract or transaction involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that is required to be filed as an exhibit to the 2014 Form 10-K on the basis that it constitutes a material contract under SEC rules.

•
Any other new contract, proposed change to an existing contract or transaction resulting from a contract involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate that involves a dollar amount in excess of $120,000, but which does not arise to the level of a "material contract", is subject to review and approval by the Audit Committee in accordance with the terms of its Charter.  The Audit Committee is comprised of three directors of the Company who have been determined by the Board of Directors to qualify as "independent" directors under the corporate governance rules of the NASDAQ and the rules and regulations of the SEC applicable to the Company.  The Charter of the Audit Committee does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

•
Any new contract or transaction, or an amendment thereto, involving a dollar amount in excess of $120,000 and otherwise meeting the definition of a "related person transaction" as defined by SEC rules, and not involving Employers Mutual or its subsidiaries or affiliate, is subject to review and approval by the Audit Committee in accordance with the terms of its Charter.  The Charter does not designate any particular standard to be applied by the committee members in approving these contracts or transactions.

In addition, the Audit Committee reviews and approves all transactions between Employers Mutual and companies associated with the directors of Employers Mutual.  While these transactions are not considered “related person transactions” as defined under SEC rules, the Audit Committee reviews them so that its members have an understanding of the impact these transactions have on the Company’s results of operations.
Each of the transactions described above was reviewed and approved or ratified by the Inter-Company Committee or the Audit Committee, as applicable.  As noted above, most of the related persons transactions described above involving the Company or its subsidiaries and Employers Mutual or its subsidiaries or affiliate are ongoing in nature and will continue throughout 2015 in the ordinary course of business.  These transactions will be presented to the Inter-Company Committee or the Audit Committee, as applicable, in accordance with the procedures described above, for review and approval and/or ratification at such time as the amounts involved in the transactions have been determined.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) created Section 14A of the Exchange Act which, among other things, requires public companies to conduct periodic advisory (non-binding) votes on the compensation of their named executive officers.  In 2011, a separate non-binding (advisory) vote was also conducted, in which the Company’s stockholders were asked how frequently they wanted the Company to conduct future advisory votes on the compensation of the Company’s named executive officers ("NEOs").  While a majority of the votes cast expressed a preference for conducting such advisory votes every three years, the Company’s Board of Directors and the Compensation Committee ultimately determined that it would be more appropriate to conduct such advisory votes annually, as that was the frequency preferred by a majority of the Company’s stockholders participating in the 2011 vote, after the votes cast by Employers Mutual (the Company’s controlling stockholder) were excluded.  Accordingly, we are providing our stockholders with the opportunity to vote, on an advisory basis, on the approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement in accordance with applicable SEC rules.
As described under the heading “Executive Compensation”, the Company’s executive compensation programs are designed to attract, motivate and retain highly qualified and talented executives.  We believe our executive compensation and our compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of our long-term stockholders, assist us in hiring, retaining and motivating our executive officers, and are reasonable in comparison to the compensation practices of our competitors and other property and casualty insurance companies of similar premium volume and complexity.  Please read the “Compensation Discussion and Analysis” beginning on page 11 for additional details about the Company’s executive compensation philosophy and programs, including information about the fiscal year 2014 compensation of the Company’s NEOs.
The Company seeks your advisory vote on the compensation of the Company’s NEOs, and asks that you support the compensation of the Company’s NEOs, as described in this Proxy Statement, by voting in favor of this proposal.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the Company’s NEOs.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this Proxy Statement.  Last year, 98.9 percent of the shares voting for or against such compensation (i.e., with abstentions and broker non-votes excluded) voted “for” the compensation of the Company’s NEOs that was described in the Proxy Statement prepared for the 2014 Annual Meeting.
Because this say-on-pay vote is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee.  However, the Board of Directors and the Compensation Committee will review the voting results and may consider the outcome of the vote when making future decisions regarding executive compensation programs.
The Board of Directors requests that the stockholders approve the following advisory resolution at the 2015 Annual Meeting of Stockholders:
Resolved, that the stockholders of EMC Insurance Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narratives in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP audited the consolidated financial statements of the Company for the year ended December 31, 2014, and audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.  The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the stockholders are asked to ratify that selection.  During 2014, in connection with its audit function, Ernst & Young LLP provided services to the Company which included the audit of the annual consolidated financial statements, the audit of the effectiveness of the Company's internal control over financial reporting, assistance with meeting the requirements of the SEC under the Securities Exchange Act of 1934 and advisory services regarding various financial and accounting matters.
A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  Although this ratification is not required by current laws, rules and regulations, or the Company’s By-Laws, the Audit Committee Charter or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

Independent Registered Public Accounting Firm’s Fees
The following table sets forth the independent registered public accounting firm’s fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2014 and 2013, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during 2014 and 2013.

	2014	2013

Audit Fees (1)	$463,685	$389,275

Audit Related Fees (2)	10,290	9,990

Tax Fees (3)	16,732	9,276

All Other Fees (4)	1,350	4,907

Total Fees	$492,057	$413,448

(1)
Audit Fees consist of fees associated with the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, the audit of the effectiveness of the Company’s internal control over financial reporting and the Company’s share of fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist primarily of the Company’s share of fees related to the audit of Employers Mutual’s employee/retiree benefit plans.

(3)	Tax Fees consist of fees for tax advisory and compliance services for the Company, and for the Company’s share of fees associated with Employers Mutual’s employee/retiree benefit plans.

(4)	All Other Fees consist of the Company’s share of fees for all other services other than those reported above.
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed with regard to each particular service and its related fees.  In addition, the Audit Committee may pre-approve any services not anticipated, or services whose costs exceed the previously pre-approved amounts.  The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, up to $25,000, any services not anticipated or services whose costs exceed previously pre-approved amounts, provided all pre-approval decisions made by the Chair are reported to the Audit Committee at its next meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Copies of these reports must also be furnished to the Company.
Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that its executive officers, directors and 10% stockholders complied with all filing requirements in a timely manner during calendar year 2014.

OTHER MATTERS
The Board, in addition to Corporate Governance Guidelines and a Guide to Ethical Corporate Conduct, has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, principal accounting officer or controller, and persons performing similar functions.  The Company’s Code of Ethics for senior financial officers is available on the Company’s website at www.EMCIns.com/ir/Corporate_Governance.aspx.
The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting.  As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders must be received by the Company no later than December 11, 2015.  The person submitting the proposal must have been a record or beneficial owner of the Company’s Common Stock for at least one year, the securities so held must have a market value of at least $2,000 and the securities must be held on the date of the meeting.  Any such proposal will be included in the Proxy Statement for the 2016 Annual Meeting if the rules of the SEC are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder proposal is determined by the Company to be appropriate under the rules promulgated by the SEC.
The Board has implemented a process whereby stockholders may send communications directly to the Board’s attention.  Any stockholder wanting to communicate with the Board, or one or more specific members thereof, should send his or her written communication to the Office of the General Counsel, EMC Insurance Group Inc., P.O. Box 712, Des Moines, Iowa 50306.  The General Counsel of the Company has been instructed by the Board to screen such communications for validation and then promptly forward all such communications to the specified addressee thereof.

April 2, 2015
BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Richard W. Hoffmann
RICHARD W. HOFFMANN, Vice President, General Counsel and Secretary